EXHIBIT 10.1





                           PURCHASE AND SALE AGREEMENT

                                 1185 SIXTH LLC

                                     SELLER

                                       AND

                     RECKSON 1185 AVENUE OF THE AMERICAS LLC

                                    PURCHASER










PREMISES:          1185 AVENUE OF THE AMERICAS NEW YORK, NEW YORK

DATED:             AS OF NOVEMBER 10, 2003


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                                    SCHEDULES
                                    ---------

Schedule A-1         Metes and Bounds Description of the Ground Lease Parcels

Schedule A-2         Metes and Bounds Description of the Fee Parcels

Schedule B           Additional Permitted Title Exceptions

Schedule C           List of Material Loan Documents

Schedule D           Reserves and Escrows Held by Existing Lenders

Schedule E           Rent Roll

Schedule E-1         Tenant Arrears

Schedule E-2         Security Deposits

Schedule F           Tenant Expansion and Extension Options and Rights

Schedule G           Seller's Unpaid Tenant Improvement Costs

Schedule H           Contracts

Schedule I           Licenses and Permits

Schedule J           Building Employees and Wages

Schedule K           2003/2004 Real Estate Taxes for the Premises, the Building
                     and Improvements

Schedule L           Insurance Coverage for the Building and Other Improvements

Schedule M           Schedule of Leases


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                                    EXHIBITS
                                    --------

Exhibit 1         Assignment and Assumption of the Ground Lease and
                  Century-Oland Lease

Exhibit 2         Deed to the Fee Parcels

Exhibit 3         Bill of Sale

Exhibit 4         Assignment and Assumption of Contracts

Exhibit 5         Assignment and Assumption of Licenses and Permits

Exhibit 6         Assignment and Assumption of Leases and Security Deposits

Exhibit 7         Assignment of Garage Lease

Exhibit 8         Letters to Tenants

Exhibit 9         Fee Owner's Estoppel Certificate

Exhibit 10        Form of Tenant Estoppel Certificate

Exhibit 11        Form of Garage Lessor Estoppel Certificate


                                      -ii-


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         PURCHASE AND SALE AGREEMENT made as of November 10, 2003, between 1185
SIXTH LLC, a limited liability company organized and existing under the laws of the State of Delaware having an office c/o The Chetrit Group LLC, 601 West 26th Street, Suite 3 West, New York, New York 10001 ("Seller"), and RECKSON 1185 AVENUE OF THE AMERICAS LLC, a limited liability company organized and existing under the laws of the State of Delaware having its principal office c/o Reckson Associates, 225 Broadhollow Road, Melville, New York 11747 ("Purchaser").

                              W I T N E S S E T H :
                              - - - - - - - - - -

         Robert Cronheim, Howard Dornbusch, Phyllis Firtel et al., as Landlord, and Fisher Brothers 47th Co., as Tenant, entered into that certain Lease, dated May 3, 1968, a memorandum of which was recorded in Liber 328 page 340 et seq. with the Register of the City of New York, New York County (the "Register"), which Lease was modified by a Modification Agreement among Robert Cronheim, Howard Dornbusch, Phyllis Firtel et al., as Landlord, and Fisher Brothers 47th Co., as Tenant, recorded with the Register in Reel 151 page 1175 et seq.; which Lease as so modified was amended and restated in its entirety by that certain Modified, Amended and Restated Lease, dated September 17, 1969, among Robert Cronheim, Howard Dornbusch, Phyllis Firtel et al., as Landlord, and Fisher Brothers 47th Co., as Tenant, which Modified, Amended and Restated Lease was recorded with the Register in Reel 417 page 814 et seq. and modified by Lease Modification Agreement, made as of December 15, 1977, among Robert Cronheim, Howard Dornbusch, Phyllis Firtel et al., as Landlord, and Fisher Brothers 47th Co., as Tenant, which Lease Modification Agreement was recorded with the Register in Reel 425 page 1057 et seq. and Reel 428 page 919 et seq. (such Lease and Modified, Amended and Restated Lease as so modified, being hereinafter referred to as the "Ground Lease"). The Ground Lease encumbers certain premises (the "Ground Lease Parcels") on the west side of Avenue of the Americas between West 46th Street and West 47th Street in Manhattan, New York.

         Fisher Brothers 47th Co., also owned in fee simple certain other premises (the "Fee Parcels") which adjoin the Ground Lease Parcels on the west and lie between West 46th Street and West 47th Street.

         Fisher Brothers 47th Co. leased the Fee Parcels to Robert Cronheim, Howard Dornbusch, Phyllis Firtel et al., the landlord under the Ground Lease, pursuant to that certain Agreement of Lease, made as of September 17, 1969, a memorandum of which Agreement of Lease was recorded with the Register in Reel 151 page 1148 et seq. and which Agreement of Lease was recorded with the Register of the City of New York in Reel 417 page 931 et seq. and modified by Lease Modification Agreement, made as of December 15, 1977, among Fisher Brothers 47th Co. and Robert Cronheim, Howard Dornbusch, Phyllis Firtel et al., which Lease Modification Agreement was recorded with the Register in Reel 425 page 1074 et seq. and Reel 428 page 938 et seq. (such Agreement of Lease as so modified, being hereinafter referred to as the "Century-Oland Lease"). Robert Cronheim, Howard Dornbusch, Phyllis Firtel et al. then, in turn, subleased the Fee Parcels back to Fisher Brothers 47th Co. pursuant to the Ground Lease.


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         Seller is the current owner of fee title to the Fee Parcels, the subleasehold estate in the Fee Parcels under the Ground Lease and the leasehold estate in the Ground Lease Parcels under the Ground Lease.

Seller desires to sell and Purchaser desires to purchase Seller's estates under the Ground Lease and the Century-Oland Lease and the fee simple title to the Fee Parcels.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:


1.  DEFINITIONS AND USAGE.
    ----------------------

         1.1 The following terms used herein shall have the meanings hereinafter ascribed to them:

         (a) "Acceptable Title" means such title to the fee simple title to the Fee Parcels or the leasehold estate in and to the Ground Lease, as the case may be, as any Reputable Title Insurance Company licensed to conduct business in the State of New York would be willing to insure to Purchaser without exception other than the Permitted Title Exceptions and the standard preprinted exclusions and general conditions customary in an owner's title insurance policy issued in the State of New York. For all purposes under this Agreement, "Reputable Title Insurance Company" shall mean Chicago Title Insurance Company, LandAmerica Title Insurance Company, Commonwealth Land Title Insurance Company and/or First American Title Insurance Company.

         (b) "Building" means the building known as 1185 Avenue of the Americas, New York, New York.

         (c) "Building and other Improvements" means the Building, structures and all other physical improvements constructed on the Premises or any portions thereof.

         (d) "Business Days" shall mean all days, excluding Saturdays, Sundays and all days observed by banks in the State of New York sitting in the County of New York as legal holidays.

         (e) "Century-Oland Lease" means that certain Agreement of Lease, made as of September 17, 1969, among Fisher Brothers 47th Co., as Lessor, and Robert Cronheim, Howard Dornbusch, Phyllis Firtel et al., as Lessee, a memorandum of which Agreement of Lease was recorded with the Register in Reel 151 page 1148 et seq. and which Agreement of Lease was recorded with the Register of the City of New York in Reel 417 page 931 et seq. and modified by Lease Modification Agreement, made as of December 15, 1977, among Fisher Brothers 47th Co.,


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as Lessor, and Robert Cronheim, Howard Dornbusch, Phyllis Firtel et al., as
Lessee, which Lease Modification Agreement was recorded with the Register in Reel 425 page 1074 et seq. and Reel 428 page 938 et seq.

         (f) "Closing" means the completion of the conveyances of the Property by Seller to Purchaser and the payment of the Purchase Price and all other amounts payable hereunder by Purchaser to Seller, all pursuant to the terms and provisions of this Agreement.

         (g) "Closing Date" means the actual date on which the Closing shall occur as specified in Section 5 of this Agreement.

         (h) "Contract Deposit" means the sum or sums deposited with the Escrow Agent pursuant to paragraph (a) of Section 3.2 hereof and Sections 5.2 and 5.3 hereof.

         (i) "Contract Period" means the period from the date of this Agreement through the Closing Date, inclusive.

         (j) "Contracts" means, collectively, all of Seller's right, title and interest in any brokerage agreements, assignable contracts, collective bargaining agreements, union contracts and other agreements relating to the upkeep, repair, maintenance or operation of the Property, which will extend beyond the Closing Date, and are (x) listed on Schedule H hereof or (y) entered into after the date hereof with Purchaser's consent in accordance with the provisions of this Agreement, and, in each case (except as hereinafter specifically required), which Purchaser has elected to assume in accordance with the terms of this Agreement.

         (k) "Conveyancing Instruments" means the deed, assignments and bill of sale referred to in Section 2 hereof.

         (l) "Cure Amount" at any time means One Million Five Hundred Thousand ($1,500,000) Dollars, less any sums expended by Seller after the date hereof to effect a discharge or satisfaction of those items required to be cured by Seller pursuant to Section 4.2 (iii) and (iv).

         (m) "Environmental Laws" means all federal, state and municipal laws, statutes, codes and ordinances, now or hereafter enacted or promulgated, pertaining to (i) the production, generation, release, discharge, emission, disposal, transportation, containment or storage, clean-up or remediation of any condition involving any Hazardous Substance, (ii) the licensing or permitting of any of the activities referred to in clause (i) or (iii) the regulation of any of such activities or any Hazardous Activity; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980,42 US.C. " 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. " 6901 et seq.; the Federal Water Pollution Control Act, 33 US.C. " 1251 et seq. seq.; the Clean Air Act, 42 U.S.C. " 7401 et seq.; the Clean Water Act, 33 U.S.C. " 1251 et seq.; the National Environmental Policy Act, 42 US.C. ' 4321; the Hazardous Materials Transportation Act of 1975,49 U.S.C. " 1801-1812; the Toxic Substances


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Control Act, 15 U.S.C. " 2601 et seq.; the Refuse Act, 33 US.C. "401 et seq.;
the State Environmental Liability Review Act, New York Environmental Conservation Law (ECL) " 80101 et seq.; the Water Pollution Control Act, ECL " 17-0101 et seq.; the Air Pollution Control Act, " 19-0101-19-0923; and the Public Health Law; or any law amending or superseding any of the foregoing; and any law of like or similar import to any of the foregoing, and the rules and regulations promulgated pursuant to such laws, statutes, codes and ordinances and all executive, administrative and judicial orders and decrees issued in connection with the enforcement of the foregoing, whether foreseen or unforeseen, ordinary or extraordinary, whether applying retroactively or prospectively.

         (n) "Escrow Agent" means Commonwealth Land Title Insurance Company.

         (o) "Escrow Fund" means the sum of (i) the Initial Deposit and, if made, the Adjournment Deposit, and, if made, (ii) the Second Adjournment Deposit, and (iii) any and all interest and dividends that may be earned on or paid with respect to such amounts.

         (p) "Fee Owner" means the current owner of fee title to the Ground Lease Parcels and the tenant under the Century-Oland Lease.

         (q) "Fee Parcels" means the premises described by metes and bounds in Schedule A-2 annexed hereto and made part hereof.

         (r) "Garage Lease" means collectively, the Main Garage Lease and the Garage Sublease. The "Main Garage Lease" means that certain Lease dated October 13, 1970 between New York- Kinney, Inc. and Fisher Brothers 47th Co., recorded with the Register in Reel 417 page 636 et seq., and the "Garage Sublease" means that certain Agreement of Sublease dated October 13, 1970 between Fisher Brothers 47th Co. as lessor and 155 West 48th St. Corp., as Lessee, recorded in Reel 417, Page 595.

         (s) "Ground Lease" means that certain Lease, dated May 3, 1968, among Robert Cronheim, Howard Dornbusch, Phyllis Firtel et al., as Landlord, and Fisher Brothers 47th Co., as Tenant, a memorandum of which was recorded in Liber 328 page 340 et seq. with the Register of the City of New York, New York County (herein, the "Register"), which Lease was modified by a Modification Agreement among Robert Cronheim, Howard Dornbusch, Phyllis Firtel et al., as Landlord, and Fisher Brothers 47th Co., as Tenant, recorded with the Register in Reel 151 page 1175 et seq.; which Lease as so modified was amended and restated in its entirety by that certain Modified, Amended and Restated Lease, dated September 17, 1969, among Robert Cronheim, Howard Dornbusch, Phyllis Firtel et al., as Landlord, and Fisher Brothers 47th Co., as Tenant, which Modified, Amended and Restated Lease was recorded with the Register in Reel 417 page 814 et seq. and modified by Lease Modification Agreement, made as of December 15, 1977, among Robert Cronheim, Howard Dornbusch, Phyllis Firtel et al., as Landlord, and Fisher Brothers 47th Co., as Tenant, which Lease Modification Agreement was recorded with the Register in Reel 425 page 1057 et seq. and Reel 428 page 919 et seq.


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         (t) "Ground Lease Parcels" means the premises described by metes and bounds in Schedule A-1 annexed hereto and made part hereof.

         (u) "Guarantors" shall mean Jacob Chetrit and Mark Karasick.

         (v) "Hazardous Activity" means any activity, process, procedure or undertaking, whether occurring before, on or after the date hereof, which directly or indirectly (i) produces, generates or creates any Hazardous Substance; (ii) causes or results (or threatens to cause or result) in the release of any Hazardous Substance into the environment (including the air, ground water, watercourses or water systems); (iii) involves the production, generation, release, discharge, emission, disposal, transportation or storage, clean-up or remediation of any Hazardous Substance; or (iv) causes or terms to cause the Real Property or any portion to become a hazardous waste treatment, storage or disposal facility within the meaning of any Environmental Law.

         (w) "Hazardous Condition" means any condition which would be the basis for (i) any claim for damages, clean-up costs, remediation costs, fines or penalties under any Environmental Law or applicable common law or (ii) the imposition of any lien on any property pursuant to any Environmental Law.

         (x) "Hazardous Substance" means any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and liability Act of 1980, 42 U.S.C. " 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986; hazardous waste as defined in the Resource Conservation and Recovery Act of 1976, 42 U.S.C. " 6901 et seq., as any of the foregoing may be amended or superseded; oil; petroleum products, derivative, compounds or mixtures; minerals, including asbestos; chemicals; gasoline; medical waste; polychlorinated biphenyls (pcb's); methane; radon; radioactive material, volatile hydrocarbons; or other material, whether naturally occurring, man-made or the by-product of any process, which is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety; or any other substance the existence of which on or at any property would be the basis for a claim for damages, clean-up costs or remediation costs, fine, penalty or lien under any Environmental Law or applicable common law.

         (y) "Hold Back Amount" means Two Million Five Hundred Thousand ($2,500,000) Dollars.

         (z) "Leases" means all of Seller's right, title and interest in the Existing Leases and the New Leases. The written agreements pursuant to which any portion of the Property or Building is used or occupied by anyone other than Seller including, but not limited to, all leases, licenses and other occupancy agreements covering offices, stores and other spaces at or within the Building and Improvements which are (i) in effect as of the date hereof (including all amendments, modifications, guaranties and supplements thereto) and listed on Schedule M are the "Existing Leases," and (ii) entered into after the date hereof in accordance with the provisions of this Agreement are the "New Leases". "Leases" shall not include any of the Ground Lease, the Century-Oland Lease or the Garage Lease.


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         (aa) "Licenses and Permits" means all licenses, franchises, certifications, authorizations, certificates of occupancy, notices, approvals, consents, variances and permits issued or approved by any governmental authority and relating to Seller's operation, ownership and maintenance of the Building and/or the Property.

         (bb) "Permitted Title Exceptions" means the following, to the extent that any one or more of the same pertain to any portion of the Property:

                      (i) Real estate taxes, unpaid installments of assessments, water and sewer charges, business improvement district assessments, if any, which are or may become liens upon the Real Property but which are not due and payable as of the Closing Date (subject to closing adjustments as provided in Section 11 hereof);

                     (ii) the location, boundaries, perimeter descriptions and easements disclosed on the survey of the Real Property prepared by Earl
         B. Lovell - S.P. Belcher, Inc., dated August 16, 1972 and last redated by visual examination made June 17, 2002 and the survey of the Garage Lease lot made by Earl B. Lovell - S.P. Belcher, Inc, dated May 18, 1981 and last redated by visual examination of the premises June 17, 2002 and any state of facts said survey of the Real Property brought down to date would reveal, provided such bring down does not materially and adversely affect the current use of the Real Property;

                     (iii)  The Ground Lease;

                     (iv)   The Century-Oland Lease;

                     (v)    The Garage Lease;

                     (vi) The rights of Tenants and subtenants as Tenants and subtenants only under the Leases shown on Schedule M;



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                     (vii)  Zoning Resolution of the City of New York,
         ordinances and regulations and variances granted to any prior owner and other statutes, codes and regulations regulating the use and occupancy of real estate, including building, fire and safety codes and Environmental Laws;

                     (viii) Rights of utility companies to lay, maintain, install and repair pipes, lines, poles, transmission towers, conduits, cable boxes and related equipment on, over, under and adjoining any portion of the Real Property; provided the same do not materially and adversely affect the present use of the Real Property;

                     (ix) Possible lack of right to maintain vaults, chutes, fences, retaining walls and other similar installations in or under the streets, sidewalks or other areas abutting the Premises;

                     (x) Whether or not the same are deemed by applicable law to affect the quality of title to real property, violations (including sidewalk violations), whether or not noted or issued, of any or all building, fire, safety and other laws, codes, ordinances and regulations; provided that the same (i) have not been reduced to a monetary lien upon the Premises or any portion thereof or (ii) do not assert the illegality of the use for office purposes of any portion of the Premises currently being used for office purposes, or the use for retail purposes of any portion of the Premises currently being used for retail purposes (other than violations imposed for any tenant's failure to obtain a public assembly permit) and provided further that any fines or penalties payable as of the Closing Date in connection with any violation shall not be a Permitted Title Exception;

                     (xi) All title exceptions set forth in Schedule B-1 of the Title Report annexed hereto as Schedule B and made part hereof;

                     (xii) Standard printed exclusions to coverage and conditions to such coverage set forth in a standard ALTA owner's title insurance policy with New York endorsement as would be issued on the Closing Date by a Reputable Title Insurance Company;

                     (xiii) Any other title exception that has been waived in writing or deemed to have been waived by Purchaser as provided in
         Section 4 hereof;

                     (xiv) The lien of the Existing Financing and the Loan Documents; and

                     (xv) Judgments against any prior owner or lessee of the Premises or of any leasehold interest, provided that a Reputable Title Insurance Company licensed to do business in the State of New York is willing to insure, without additional charge or premium, against collection of such judgments out of the Real Property;



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                    (xvi)   Judgments and Parking Violations Bureau and Transit
         Adjudication Bureau liens against any of the persons and trusts comprising the landlord under the Ground Lease or tenant under the Century-Oland Lease or the landlord under the Main Garage Lease;

                    (xvii) Unpaid corporate franchise and business corporation taxes due the State or City of New York and other unincorporated business taxes of any prior owner of the Premises (or any portion thereof), provided that a Reputable Title Insurance Company licensed to do business in the State of New York is willing to insure, without additional charge or premium, against collection of such taxes out of the Premises;

                    (xviii) Any mechanic's or materialman's lien or other statutory lien which is the responsibility of any tenant under a Lease to discharge provided such tenant is not otherwise in default under such Lease and such Lease is in full force and effect;

                    (xix) Any and all mortgages encumbering the Fee Owner's fee estate in Parcel 1 (as defined and described in the Ground Lease); and

                    (xx) Any and all mortgages encumbering the premises demised by the Garage Lease or any Garage Sublease of such premises;

                    (xxi) Subordination and Non-Disturbance agreements from Wachovia Bank National Association or any prior mortgagee given in connection with any of the Leases.

                    (xxii) Terms, Covenants, Conditions and Provisions of Declaration made by Fisher Brothers 47th Co., dated 12/30/1978 and recorded 1/16/1978 in Reel 425, Page 1037.

         (cc) "Personal Property" means (a) the supplies, office machines and apparatus (including any assignable rights under a third party warranty thereof) owned by Seller to be conveyed in their "as is" condition on the date hereof to Purchaser or so much of them as may remain in the possession of Seller in the ordinary course of business on the Closing Date, all subject to reasonable wear and tear and customary usage in all material respects, (b) all right, title and interest of Seller, if any, in development and signage rights which are appurtenant to Seller's interest in the Property, and (c) all right, title and interest of Seller, if any, in the name "1185 Avenue of the Americas," it being agreed that Seller shall not remove Personal Property except in the ordinary course of business.

         (dd) "Premises" means the Fee Parcels and the Ground Lease Parcels.

         (ee) "Property" means (i) the fee simple estate in the Fee Parcels,
(ii) the tenant's leasehold estate in the Ground Lease Parcels and subleasehold estate in the Fee Parcels under the Ground Lease, (iii) the lessor's interest under the Century-Oland Lease, (iv) Seller's interest under the Garage Lease,
(v) all right, title and interest of Seller in and to the Real Property, (vi)


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all right, title and interest of Seller, if any, in and to the land lying in the bed of each street or highway in front of or adjoining the Premises to the center line of such street or highway, (vii) Seller's interest in the Leases and the rents therefrom, (viii) any unpaid award for any taking by eminent domain or any damage to the Fee Parcels by the change of grade of any street or highway, and (ix) all appurtenances and hereditaments in and to the Fee Parcels. The Property specifically excludes all claims and causes of action arising in favor of Seller prior to the Closing Date against former tenants of the Building.

         (ff) "Purchase Price" means the aggregate sum payable by Purchaser to Seller as specified in Section 3 of this Agreement in consideration of the conveyances of the Property to be made by Seller pursuant to Section 2 hereof.

         (gg) "Real Property" means the Premises and the Building and other Improvements, including fixtures presently located thereon.

         (hh) "Tenants" means tenants, licensees or occupants under the Leases.

         (ii) "Title Report" means the Certificate of Title, No. TA#02(01)641, dated August 6, 2002, issued by Chicago Title Insurance Company.

       1.2 The words "herein," "hereof," "hereto," "hereunder" and similar words shall be interpreted as being references to this Agreement as a whole and not merely the clause, paragraph, or Section in which such word appears. Lists following words such as "include" and "including" shall be deemed to be examples only and not exhaustive of any possible list of items of similar nature which could otherwise have been set forth, and the words "include" and "including" shall be read to mean "to include or including, without limiting the generality of the foregoing."

       1.3 Where any representation made herein by Seller is made "to the best of Seller's knowledge," it is understood and agreed that such representation is made based solely upon the actual knowledge, without investigation, of Joseph Chetrit and the person executing this Agreement on behalf of Seller and the person who is, on the date hereof, the Building's general manager, without any liability as to any such individual(s).

       1.4 Wherever appropriate in this Agreement, personal pronouns shall be deemed to include the other genders, and the singular or plural of any defined term or other word shall, as the context may require, be deemed to include either the singular or the plural. All Section, Schedule and Exhibit references set forth herein shall, unless the context otherwise specifically requires, be deemed references to the Sections of this Agreement.



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2.    AGREEMENT OF PURCHASE AND SALE; DEED; AND ASSIGNMENT OF GROUND LEASE, ETC.
      --------------------------------------------------------------------------

       2.1 Seller shall sell and Purchaser shall purchase the Property on the Closing Date upon the terms and provisions and subject to the conditions hereinafter set forth.

       2.2 Seller shall on the Closing Date convey and Purchaser shall accept Acceptable Title to the leasehold estate in and to the Ground Lease and assume all of Seller's obligations thereunder accruing from and after the Closing Date, by an assignment and assumption agreement in the form annexed hereto and made part hereof as Exhibit 1.

       2.3 Seller shall on the Closing Date convey and Purchaser shall accept Acceptable Title to the Fee Parcels by a bargain and sale deed without covenant against grantor's act in the form annexed hereto and made part hereof as Exhibit 2.

       2.4 Seller shall on the Closing Date convey and Purchaser shall accept the lessor's estate in and to the Century-Oland Lease and assume all of Seller's obligations thereunder from and after the Closing Date, by an assignment and assumption agreement in the form annexed hereto and made part hereof as Exhibit 1.

       2.5 Seller shall on the Closing Date convey to Purchaser the Personal Property, in "as is" condition on the date hereof subject to reasonable wear and tear and customary usage in all material respects, without representation or warranty (except if, as and to the extent expressly stated herein with express provision to survive Closing hereunder), by a bill of sale in the form annexed hereto and made part hereof as Exhibit 3.

       2.6 Seller shall on the Closing Date assign, without representation or warranty (except if, as and to the extent expressly stated herein with express provision to survive Closing hereunder), all of Seller's right, title and interest under each of the Contracts, and Purchaser shall accept the same and assume all of Seller's obligations under the Contracts which Purchaser has elected to assume in accordance with this Agreement from and after the Closing Date, by an assignment and assumption agreement in the form annexed hereto and made part hereof as Exhibit 4. Seller (a) shall cancel, effective as of the Closing Date, the existing management and leasing agreements for the Real Property with Newmark & Company Real Estate, Inc., and (b) shall give any notice of cancellation of any Contract requested in writing by Purchaser after the date hereof provided that if any such Contract which Purchaser does not so elect to assume contains any cancellation or termination penalties, such penalties shall be paid by Purchaser, and Purchaser shall indemnify and hold Seller harmless from any such penalties. If Purchaser elects to terminate



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


any union or collective bargaining contracts Purchaser shall indemnify Seller for any liability, damages, settlement payments, judgments, severance and vacation pay (other than for vacation pay which has accrued prior to Closing, unless adjusted by the parties at Closing), legal fees, loss, cost or expense resulting from Purchaser's termination of any such union or collective bargaining agreement or employee participating in such union or collective bargaining contract. This provision shall survive Closing. Seller has advised Purchaser that Seller has heretofore retained Kaye Scholer LLP ("Kaye Scholer"), Michael Kwartler and Associates ("Kwartler"), Cushman & Wakefield, Inc. ("C&W") and Albert Valuation Group New York, Inc. ("Albert Valuation") as Seller's attorneys, consulting architect, arbitrator and appraiser in connection with the forthcoming arbitration to determine the adjustment in the ground rent under the Ground Lease. Seller has heretofore delivered to Purchaser a true, correct and complete copy of each of the engagement letters with the foregoing professionals. Seller represents that it has paid the entire non-contingent portion of the fee in the sum of $150,000.00 to Kaye Scholer and has paid to Kwartler, C&W and Albert Valuation the initial retainers set forth in their respective engagement agreements. On or before three (3) business days prior to the then scheduled Closing Date, Purchaser shall advise Seller in writing as to whether Purchaser intends to continue to retain such professionals in connection with such ground rent arbitration, and if Purchaser intends to retain such professionals, at the Closing, such engagement letters shall be included in the Contracts to be assigned to and assumed by Purchaser, and Purchaser shall be responsible to pay all fees (including, without limitation, the contingent fee to Kaye Scholer (if earned pursuant to its engagement letter)) thereafter accruing thereunder. If Purchaser fails to notify Seller that Purchaser intends to assume such engagement agreements, then, at the Closing, Seller shall cancel such engagement agreements and pay to such professionals any and all fees accrued as of the Closing Date and Purchaser shall be responsible to select and engage, at Purchaser's expense, its own professionals in connection with such arbitration.

       2.7 Seller shall on the Closing Date assign, without representation or warranty (expect if, as and to the extent expressly stated herein with express provision to survive Closing hereunder), all of Seller's right, title and interest under each of the Licenses and Permits; and Purchaser shall accept the same and assume all of Seller's obligations the Licenses and Permits from and after the Closing Date, by an assignment and assumption agreement in the form annexed hereto and made part hereof as Exhibit 5.

       2.8 Seller shall on the Closing Date assign, without representation or warranty (except if, as and to the extent expressly stated herein with express provision to survive Closing hereunder), all of Seller's right, title and interest under each of the Leases and the security deposits thereunder, and Purchaser shall accept the same and assume all of Seller's obligations under the Leases and with respect to such security deposits actually transferred to Purchaser from and after the Closing Date, by an assignment and assumption agreement in the form annexed hereto and made part hereof as Exhibit 6.

       2.9 Seller shall on the Closing Date convey and Purchaser shall accept all of Seller's right, title and interest in and to the Garage Lease and assume all of Seller's obligations thereunder from and after the Closing Date, by an assignment and assumption agreement in the form annexed hereto and made part hereof as Exhibit 7.

       2.10 The failure to reference any or all of the Permitted Title Exceptions in any or all of the deed, the assignment of the Ground Lease, the Century-Oland Lease and the assignment of the Garage Lease shall not be deemed to be a representation or agreement to the effect that any such omitted Permitted Title Exception does not encumber the title to any portion of the Property being conveyed, assigned or transferred and the inclusion as exceptions to coverage in Purchaser's title insurance policy of any such omitted Permitted Title Exception shall not be a breach of Seller's obligations to convey Acceptable Title to Purchaser.

3.     PURCHASE PRICE.
       ---------------

       3.1 The Purchase Price to be paid by Purchaser to Seller for the Property is Three Hundred Twenty One Million ($321,000,000.00) Dollars.

       3.2 The Purchase Price shall be paid by Purchaser to Seller in the lawful currency of the United States of America, as follows:

                    (a) Ten Million ($10,000,000.00) Dollars (the "Initial Deposit") upon the full execution and delivery of this Agreement by good unendorsed certified or official bank check drawn on a bank that is a member of the New York Clearing House Association (the "Association"), subject to collection, payable to the order of the Escrow Agent, as escrow agent, or by immediately available wired federal funds to the Escrow Agent's account at J.P. Morgan Chase Bank in accordance with wiring instructions heretofore provided by the Escrow Agent; and

                    (b) Sixty One Million ($61,000,000.00) Dollars (reduced by the Adjournment Deposit and the Second Adjournment Deposit, if and to the extent paid by Purchaser pursuant to Sections 5.2 and 5.3 and subject to adjustment for the prorations and reimbursements specified herein) at the Closing, by wire transfer of immediately available federal funds to one or more accounts designated by Seller at least one (1) Business Day prior to the Closing Date. Notwithstanding, any contrary provision herein, a portion of the Purchase Price equal to the Hold Back Amount shall be delivered to the Escrow Agent at the Closing, to be held in escrow for a period of six (6) months after the Closing for the sole and exclusive fund to pay, if applicable, Seller's liability for any representations, warranties, indemnitees and obligations which survive the Closing; (it being agreed that Seller shall have no post-Closing liability or obligation of any kind whatsoever in excess of (i) the Hold Back Amount for any matter other than for adjustments and prorations (as set forth in Section 11) and brokerage claims on the sale to Purchaser (as set forth in Section 16), and
(ii) the WestPoint/Roundabout Special Escrow for any claims or damages under
Section 8.1(a); and

                  (c) Two Hundred Fifty Million ($250,000,000.00) Dollars by Purchaser's assuming in writing at the Closing the obligations of the borrower accruing from and after the Closing Date under (i) that certain mortgage loan encumbering the Property made by Wachovia Bank, National Association in the aggregate outstanding principal amount of Two Hundred Two Million ($202,000,000.00) Dollars (the "Existing Mortgage Debt"), and (ii) that certain mezzanine indebtedness aggregating Forty Eight Million ($48,000,000.00) Dollars (the "Existing Mezz Debt"; the Existing Mortgage Debt and the Existing Mezz Debt are referred to collectively as the "Existing Financing". The "Loan Documents" shall mean all of the material instruments and documents evidencing and securing the Existing Financing and which are listed on Schedule C.

       3.3 The parties' obligations hereunder are conditioned upon obtaining the timely consent and agreement, (collectively, "Lenders' Consent") of all of the holders of the Existing Financing (collectively, the "Existing Lenders"), which consent may be executed and delivered by the servicer(s) servicing the Existing Financing, to all the following:

                  (a) The Existing Lenders shall consent to the transactions contemplated by this Agreement, including the sale of the Property to Purchaser and the assumption by Purchaser of Seller's obligations under the Existing Financing accruing from and after the Closing Date;

                  (b) The holders of the Existing Mezz Debt (i) shall release any and all pledges and security interests in Seller (and in any of Seller's parents, affiliates and subsidiaries), and (ii) shall execute and deliver any and all instruments and documents (including, without limitation, UCC-3 Termination Statements) necessary to effectuate such release. Purchaser shall execute and deliver to the holder of the Existing Mezz Debt non-recourse (but for the existing recourse carveouts) security and pledge agreements, certified securities, financing statements and other instruments or documents as may be reasonably required by such holders and the applicable Loan Documents to grant such holders a security interest in the direct ownership interests of Purchaser; and

                  (c) The Existing Lenders shall release Seller and any guarantor(s) or indemnitor(s) from all obligations and liability under and with respect to the Existing Financing accruing from and after the Closing Date. In order to effectuate such release, a creditworthy affiliate of Purchaser satisfactory to the Existing Lenders and Purchaser shall execute and deliver replacement guaranties and indemnities substantially in the form of the existing guaranties and indemnities.

       3.4 On or before November 14, 2003, Seller and Purchaser shall notify the Existing Lenders of the proposed conveyance to Purchaser and request that the Existing Lenders provide Lenders' Consent, and Purchaser shall have delivered to the Existing Lenders an application to assume the Existing Financing together with the relevant information, including a financial statement, for its proposed replacement guarantor of the existing guaranties and indemnities, which replacement guarantor shall be Metropolitan Operating Partnership, L.P. ("MOP") or, at Purchaser's option, Reckson Operating Partnership, L.P. ("ROP") together with a copy of this Agreement and both parties will provide the Existing Lenders with such information as may be required by Existing Lenders in order to evaluate an initial extension of credit to Purchaser and process of the request for Lenders' Consent. Purchaser's submission shall be accompanied by Purchaser's check in payment of the seven thousand five hundred dollar ($7,500) application fee and any advance legal and processing fees required by the Loan Documents and/or the Existing Lenders to expedite the processing of such request. Purchaser and Seller shall otherwise cooperate in good faith with Existing Lenders and each other in an effort to expeditiously procure Lenders' Consent. Without limiting the generality of the foregoing, Purchaser shall execute and/or deliver or cause to be delivered to the Existing Lenders one or more assumption agreements, legal opinions, resolutions, certificates, hazard and title insurance endorsements and such other instruments and documents as the Existing Lenders may reasonably require in connection with such assumption and Purchaser shall otherwise comply with all of the requirements of the Loan Documents that are conditions to obtaining Lenders' Consent and Seller shall execute and deliver such releases of the Existing Lenders as required by the Loan Documents to obtain Lenders' Consent. Purchaser further agrees to indemnify, defend and hold Seller harmless from and against any claims, damages, losses, liabilities, judgments, costs and expenses, including, but not limited to, reasonable attorneys' fees and disbursements arising under the Loan Documents from and after the Closing Date, such indemnity to survive the Closing. If the Existing Lenders whose consent is required to effectuate Purchaser's loan assumption shall fail or refuse to grant such consent in writing on or before December 18, 2003, with time being of the essence as to such date (the "Consent Date"), or the Lenders' Consent is conditioned upon terms that are unsatisfactory to Purchaser in its reasonable determination, this Agreement shall automatically (and without the necessity of notice) terminate, in which event Escrow Agent shall return the Escrow Fund to Purchaser and neither Seller nor Purchaser shall have further liability hereunder or by reason hereof. The parties agree the Lenders' Consent shall be deemed given if the assumption contemplated hereby is permitted, even if such consent is conditioned upon or subject to the execution and delivery of the documents contemplated by this Section 3.4. Purchaser agrees however, that the Existing Lenders' requirements that Purchaser assume the Existing Financing on their existing terms and provide a substitute guarantor on the terms contained with the Loan Documents shall be acceptable to Purchaser.

       3.5 Purchaser shall timely pay to the Existing Lenders (A) all of the Existing Lenders' costs and expenses in connection with Purchaser's proposed assumption of the Existing

Financing and obtaining Lenders' Consent, including, but not limited to all processing fees, application fees, attorneys' fees, recording fees, underwriting and rating agency fees, (B) the assumption fee specified in the Existing Mortgage in the sum of Seventy Five Thousand ($75,000.00) Dollars and (C) all of the Existing Lenders' other out-of-pocket costs and expenses in connection with such assumption and obtaining Lenders' Consent. If in lieu of assuming the Existing Mortgage and/or the Existing Mezz Debt, Purchaser is successful in causing the applicable Existing Lender(s) to accept the prepayment of the Existing Financing, Purchaser shall prepay the same at the Closing and also pay any exit fee(s), prepayment penalties, libor breakage fees, legal fees and expenses payable by reason of such prepayment.

       3.6 At the Closing, in addition to the Purchase Price, in the event Purchaser closes by means of the assumption of the Existing Financing, Purchaser shall reimburse Seller, in the same manner as is provided for herein for the payment of the cash balance of the Purchase Price, for any and all (i) deposits, reserves and escrows being held as of the Closing Date by the Existing Lenders (or their servicers) under the Loan Documents, for real estate taxes, insurance, deferred maintenance, capital replacements, the re-letting of the WestPoint Stevens ("WestPoint") space, other re-letting costs and/or tenant improvements and leasing commissions, ground rent under the Ground Lease (a schedule of which as of October 27, 2003 is annexed hereto as Schedule D and will be updated at Closing, "Existing Lender Reserves and Escrows") and (ii) for any and all other funds derived from the Real Property held by the Existing Lenders (or their servicer) in any lockbox or other account or subaccount, subject to adjustment in accordance with proration provisions specified herein. At the Closing, as a condition to Purchaser's obligation to reimburse Seller for the Existing Lender Reserves and Escrows, Seller shall obtain a statement or other evidence from Lender confirming the amounts then being held in the Existing Lender Reserves and Escrows and shall assign all of Seller's right, title and interest in such funds and accounts to Purchaser.

       3.7 No portion of the Purchase Price has been allocated to any Personal Property that may be conveyed pursuant hereto. If any governmental authority shall assess any sales tax (or similar tax) upon the conveyance of such Personal Property, Purchaser shall pay such tax and any interest or penalties or both which may be payable with respect to the same. The obligations of Purchaser pursuant to this Section 3.8 shall survive the delivery of the Conveyancing Instruments at the Closing.

       3.8 Seller may use any portion of the proceeds of the Purchase Price other than the Hold Back Amount and the WestPoint/Roundabout Special Escrow (if required) at the Closing to satisfy and discharge any lien or other title defect affecting the Real Property which are the obligation of Seller to discharge hereunder, or any other, property, estate or interest to be conveyed pursuant hereto.

       3.9 If any funds are paid via wire transfer of federal funds (as herein above provided) in connection with the Closing and Seller's designated recipient shall confirm receipt of such funds before the end of the day of the Closing, the Closing Date shall be deemed to have occurred on such day. No conveyance to be made by Seller pursuant hereto shall be deemed effective until the entire Purchase Price shall have been received by Seller or Seller's designated recipient(s) thereof.

4.     TITLE.
       ------

       4.1 Purchaser shall promptly order a title report of the Real Property from a Reputable Title Insurance Company. Purchaser shall promptly inform Seller and its counsel of any title defect not among the Permitted Title Exceptions after learning of the same and deliver or cause to be delivered a copy of such title report and any update (and any survey prepared on behalf of or obtained by Purchaser) to Seller promptly after the receipt of the same.

       4.2 Seller shall not be obligated to cure the Permitted Title Exceptions or any other title defect or to remove any other exception to title (including any violation noted or issued, of any building, fire, safety, environmental protection or other law, code, ordinance or regulation affecting the Real Property), except that Seller shall cause to be removed, released, satisfied and otherwise discharged of record any title defect that is not a Permitted Title Exception (i) which has been voluntarily recorded or otherwise placed or permitted to be placed by Seller against the Property on or after August 6, 2002, (ii) which evidences or secures any indebtedness, (iii) which can be removed by payment of a liquidated sum and (iv) which is a mechanic's lien encumbering the Property in favor of a contractor performing work for Seller pursuant to an agreement with Seller and any judgment lien against Seller to the extent the aggregate cost of curing all such liens or judgments described in subclause (iii) and this subclause (iv) shall not exceed the Cure Amount (items
(i), (ii), (iii), and (iv) are collectively referred to as "Required Cure Items"). If Seller elects to cure any title defect or to remove any exception to title not among the Permitted Title Exceptions (it being understood and agreed that Seller shall have no obligation so to do), Seller shall be entitled to adjourn the Closing Date for up to sixty (60) days in the aggregate for all adjournments to attempt to cure such defect or remove such exception. Notwithstanding anything herein contained to the contrary, Seller shall not be obligated to institute or prosecute any legal proceeding or take any other action to cure or discharge any title defect or exception to title.

       4.3 If Seller shall have notified Purchaser of Seller's unwillingness or inability to cure title defects or remove exceptions (other than the Required Cure Items which Seller shall be obligated to cure and remove on or prior to Closing) and to convey Acceptable Title to the Property (which notification Seller shall give to Purchaser within five (5) Business Days after receiving from Purchaser reasonably prompt notice of any new update of the Title Report issued by a Reputable Title Insurance Company showing a title exception which was not shown on any title report previously furnished to Purchaser and is not included within Permitted Title Exceptions and is specifically identified as an objection by Purchaser in such notice), or if, as of the Closing Date (as the same may have been adjourned as provided in this Agreement), Seller is unable (after giving effect in each case to Seller's obligations, if any, under Section 4.2) to convey Acceptable Title to the Property to Purchaser, Purchaser may, upon notice to Seller within ten (10) Business Days after such Seller notification, terminate this Agreement. If Purchaser shall elect to consummate this transaction despite Seller's inability to convey Acceptable Title to the Property to Purchaser, Seller shall convey the Property to Purchaser without diminution or abatement of the Purchase Price (except as provided below), subject to the Permitted Title Exceptions and such additional title exceptions as Seller shall have elected not to cure or remove. If Purchaser shall have timely elected to terminate this Agreement pursuant to Section 4.3, then the Escrow Fund shall, within three (3) Business Days following Purchaser's exercise of such termination, be disbursed to Purchaser and no party shall have any further rights or obligations hereunder. Notwithstanding the foregoing, if the Required Cure Items are not removed by Seller on or prior to Closing and Purchaser elects to close despite the existence of any such Required Cure Items, Purchaser shall receive at Closing a credit against the Purchase Price (such credit not to exceed the Cure Amount) equal to the amount required to cure or remove any such Required Cure Items.

       4.4 Seller shall cooperate in all reasonable respects with the Reputable Title Insurance Company in connection with obtaining a title policy. In furtherance and not in limitation of the foregoing, at or prior to the Closing, Seller (and/or its general partners or managing members) shall deliver to the Reputable Title Insurance Company such title affidavits, certificates, other instruments and documentary evidence as are reasonably requested by a Reputable Title Insurance Company and customarily furnished in connection with a transaction of the nature contemplated by this Agreement, including, without limitation, such affidavits related to work and repairs with respect to the Property and/or showing that any judgments, bankruptcies or other returns are not against Seller if any title commitment discloses judgments, bankruptcies or other returns against other persons having names the same or similar to that of Seller.

5.     CLOSING.
       --------

       5.1 The Closing shall take place on November 25, 2003 at 10:00 a.m. (E.D.T.) (time being of the essence with respect to Purchaser's obligation to consummate the transactions herein contemplated) at the offices of Holm & Drath LLP, 950 Third Avenue, Suite 3101, New York, New York 10022, or at the offices of the Existing Lenders' counsel, if required by the Existing Lenders.

       5.2 Notwithstanding the terms and provisions of Section 5.1, but subject to the provisions of Section 5.3, and whether or not Lenders' Consent has been obtained by November 24, 2003, Purchaser shall have the option (the "First Adjournment Option") to adjourn the Closing Date not more than two (2) times up to a date which is not later than December 11, 2003 (time being of the essence with respect to Purchaser's obligation to consummate the transactions herein contemplated) on the condition that (i) Purchaser shall have given written notice to Seller (x) with respect to the initial adjournment, on or before November 24, 2003 and (y) with respect to any further adjournment, on or prior to one (1) business day prior to the then adjourned Closing Date (in each case, time being of the essence) of Purchaser's election to adjourn the Closing Date, which notice shall specify the adjourned Closing Date, but not later than

December 11, 2003 and (ii) on or before November 24, 2003, with time being of the essence as to such date, Purchaser shall have delivered to the Escrow Agent, and Escrow Agent shall confirm to Seller the receipt of, Five Million ($5,000,000) Dollars (the "Adjournment Deposit") by good unendorsed certified or official bank check drawn on a bank which is a member of the Association, subject to collection, payable to the order of Escrow Agent, as escrow agent, or by immediately available wire transfer of federal funds to Escrow Agent's account at its bank described in Section 3.2(a) in accordance with wiring instructions heretofore provided by the Escrow Agent (which Adjournment Deposit shall, when applied at Closing hereunder, be credited against the Purchase Price). If Purchaser duly exercises the First Adjournment Option to a date later than December 8, 2003, but which date may not be later than December 11, 2003, or if Purchaser exercises the Second Adjournment Option Seller shall then have the one-time option, exercisable by written notice to Purchaser given on or before one (1) business day prior to the then scheduled Closing Date, to adjourn the Closing Date to a date specified in Seller's written notice to Purchaser, which date shall be no earlier than January 6, 2004 nor later than January 13, 2004, in which event the Consent Date shall be deemed extended to the Extended Consent Date (hereinafter defined). Notwithstanding anything to the contrary contained herein, in the event Seller has not obtained the requisite estoppel certificates required to be delivered by Seller pursuant to Section 10.1 (q) and/or 10.1 (r) by the Scheduled Closing Date, then Seller shall have the right to adjourn the Closing until the Consent Date, in order to obtain the required estoppel certificates.

       5.3 Notwithstanding the terms and provisions of Section 5.1 and Section
5.2 and provided Purchaser shall have timely exercised its right pursuant to the First Adjournment Option and provided Purchaser shall have timely paid the Adjournment Deposit, Purchaser shall have the additional option (the "Second Adjournment Option") to further adjourn the Closing Date whether or not Lenders' Consent has been obtained, but subject to the remaining provisions of this Section, not more than two (2) times up to a date which is not later than February 2, 2004 (time being of the essence with respect to Purchaser's obligation to consummate the transactions herein contemplated) on the condition that (i) Purchaser shall have given written notice to Seller (x) with respect to the initial adjournment contemplated by this Section 5.3, on or before December 11, 2003 and (y) with respect to any further adjournment, on or prior to one (1) business day prior to the then adjourned Closing Date (in each case, time being of the essence) of Purchaser's election to adjourn the Closing Date, which notice shall specify the adjourned Closing Date, but not later than February 2, 2004 and (ii) on or before December 11, 2003, with time being of the essence as to such date, Purchaser shall have delivered to the Escrow Agent, and Escrow Agent shall confirm to Seller the receipt of, Five Million ($5,000,000) Dollars (the "Second Adjournment Deposit") by good unendorsed certified or official bank check drawn on a bank which is a member of the Association, subject to collection, payable to the order of Escrow Agent, as escrow agent, or by immediately available wire transfer of federal funds to Escrow Agent's account at its bank described in Section 3.2(a) in accordance with wiring instructions heretofore provided by the Escrow Agent (which Second Adjournment Deposit shall, when applied at Closing hereunder, be credited against the Purchase Price). Notwithstanding Purchaser's exercise of the Second Adjournment Option, in the event Lenders' Consent has not been obtained on or before the Consent Date, Seller shall have the option to extend the Consent Date to January 13, 2004, with time being of the essence as to such date (the "Extended Consent Date") or to terminate this Agreement effective as of 5:00 PM on the Consent Date.

6.     REPRESENTATIONS OF PURCHASER; CERTAIN ACKNOWLEDGMENTS.
       ------------------------------------------------------

       6.1 Purchaser represents and warrants to Seller that:

                  (a) Except as otherwise specifically provided in this Agreement, Purchaser shall accept the Real Property and the Personal Property in "as is" condition on the date hereof, reasonable wear and tear excepted.

                  (b) The person executing this Agreement on behalf of Purchaser has been duly authorized to do so by the appropriate governing or managing authority of Purchaser, and this Agreement constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms. The documents to be delivered at Closing in connection with this transaction will be duly authorized, executed and delivered.

                  (c) Purchaser is not and shall not be as of the Closing Date an employee benefit plan as defined in Section 3(30) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is subject to Title 1 of ERISA nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended and the assets of Purchaser shall not constitute "plan assets" of one or more of such plans within the meaning of Department of Labor Regulation Section 2510.3 101.

       6.2 Each of the representations and warranties made by Purchaser in
Section 6.1 is material and may only be waived by Seller and only by means of a written instrument executed by it.

       6.3 Purchaser acknowledges that, unless otherwise expressly stated herein:

                  (a) Neither Seller nor any broker or other person purporting to represent or speak on behalf of Seller has made any representation respecting the Real Property or any portion thereof, including, without limitation, any representation respecting the physical condition thereof and the existence or non-existence of any defect thereto; the existence or non-existence of any Hazardous Activity, Hazardous Condition or Hazardous Substance at the Premises; the existence of any underground storage tanks; the suitability of the Real Property for Purchaser's intended use thereof; the accuracy of any plans or diagrams delivered to Purchaser; or the zoning regulations affecting the Real Property.

                  (b) Neither Seller nor any broker or other person purporting to represent or speak on behalf of Seller has made any representation respecting the financial condition or position of the Real Property or Seller, any projected income from the Real Property, the marketability of the same, any prospective rent increases under the Ground Lease or the formula to ascertain any such increase, the possible outcomes of the ground rent arbitration, the state of the real estate market, the possibility of Purchaser being able to extend the Ground Lease or purchase the Ground Lease Parcels or any other matter respecting the financial or economic viability of the Real Property, except as may be specifically set forth herein with respect to the Schedules hereto.

                  (c) Purchaser is not relying upon any statements made by or on behalf of Seller concerning (i) the condition or operation or maintenance of the Real Property, (ii) the Ground Lease, (iii) the Century-Oland Lease or (iv) any other matter concerning any of the Property, unless such matter is expressly made as a representation in this Agreement with respect to any Schedule hereto. Purchaser is relying solely on Seller's representations herein set forth and Purchaser's own inspections and due diligence to determine the existence or absence of any such facts and whether to consummate this transaction.


7.     REPRESENTATIONS OF SELLER.
       --------------------------

       7.1 Seller represents and warrants to Purchaser that on the date hereof;

                  (a) The person executing this Agreement on behalf of Seller has been duly authorized to do so by the appropriate governing or managing authority of Seller, and this Agreement constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms. The documents to be delivered at Closing in connection with this transaction will be duly authorized, executed and delivered.

                  (b) The information with respect to the Property set forth in the following Schedules annexed hereto and made part hereof is, as of the date hereof (or as of such earlier date as may be indicated on the applicable schedule), true, correct and complete information respecting each of the sets of matters referred to in such Schedules: SCHEDULE E is a current rent roll of the Building, noting the designated space, fixed rents as of November 1, 2003, and lease expiration dates (any and all other matters and information contained on SCHEDULE E is for informational purposes only and no representation or warranty is made or deemed made by Seller as to such additional information); SCHEDULE E-1 is a schedule of rent arrears as of October 31, 2003; SCHEDULE E-2 is a schedule of the security deposits currently being held by Seller; SCHEDULE F is a schedule of the Leases containing unexercised expansion, renewal rights or rights of first offer or refusal in respect of which brokerage commissions will be due if exercised (which commissions shall be the obligation of Purchaser to pay) and in the case of Leases executed during Seller's ownership of the Property, the names of the brokers who will become entitled to commissions upon the exercise of such options, and true and complete copies of the commission agreements which set forth the obligation to pay such commissions, including the leasing agreements with Newmark have been delivered by Seller to Purchaser (all of which commissions shall be the obligation of Purchaser to pay), and except for commissions pertaining to option rights and other matters contained on Schedule F, at or prior to Closing, Seller shall have paid all leasing and brokerage commissions due under the Leases; SCHEDULE G (Seller's unpaid tenant improvement costs as required to be paid under the Leases and other work in progress at the Property); SCHEDULE H (Contracts, all of which are in full force and effect and Seller shall have paid the charges due thereunder through the Closing Date);
SCHEDULE I (Licenses and Permits); SCHEDULE J (employees of the Building and other positions (persons unnamed) and their wages and accrued vacation and other fringe benefits, and Seller shall have paid all such amounts through the Closing Date and employee benefit plans and union agreements, by which the Seller is currently bound); SCHEDULE K (all real estate taxes currently assessed against the Premises and the Building for fiscal tax year 2003-2004 of the City of New York and all tax certiorari proceedings currently pending with respect to the Property); SCHEDULE L (insurance coverage for the Building and other Improvements, which is in full force and effect). All Personal Property owned by Seller and used in connection with the operation of the Property is owned by Seller free and clear of any security interests, liens or other encumbrances other than the Existing Financing. Seller represents that true, correct and complete copies of any documents referenced above have been delivered to Purchaser on or prior to the date hereof.

                  (c) Seller is not a foreign person under FIRPTA and is not an employee benefit plan under ERISA; and the Property does not constitute a plan asset under Department of Labor Regulation Section 2510.3-101.

                  (d) Except for the forthcoming ground rent arbitration under the Ground Lease and existing claims by WestPoint relating to cleaning, special cleaning and management fee escalation overcharges set forth in a May 20, 2003 report and October 17, 2003 letter from Galaxy Partners to Seller and its agent (the "WestPoint Claim"), and Roundabout Theatre, primarily regarding Seller's delay in undertaking and completing the renovation of the Plaza and leakage and water seepage into the premises demised to Roundabout (the "Roundabout Claim"), there is no litigation, arbitration or other proceeding, pending against or, to the best of Seller's knowledge, threatened against Seller or the Property which might materially adversely affect Purchaser or the Property (after excluding in any case any claim against Seller or the Property which is covered by insurance). Seller has not received any written notice of proposed or contemplated eminent domain, condemnation action or similar proceeding with respect to any portion of the Property.

                  (e) Seller has not received any written notice, demand, letter or claim regarding the presence of Hazardous Substances or liability under any Environmental Law from any governmental authority.

                  (f) Seller has delivered to Purchaser true, correct and complete copies of the Leases, the Newmark management and leasing agreements, the Ground Lease, the Century-Oland Lease and the Garage Lease and neither Seller nor any of Seller's principals nor their respective affiliates has any ownership interest in Fee Owner. Schedule M contains (I) a true, correct and complete list of all Leases, and, (II) to the best of Seller's knowledge, a true, correct and complete list of subtenants for whom non-disturbance agreements are in effect at the Building. Each of the Ground Lease, the Century-Oland Lease and the Garage Lease is in full force and effect, and, to the best of Seller's knowledge, except as set forth on Schedule M, each of the Leases is in full force and effect in accordance with its terms. Seller has received no notice claiming nor to the best of Seller's knowledge is there a material default or Event of Default by Seller under the Ground Lease, the Century-Oland Lease or the Garage Lease, and to the best of Seller's knowledge, no material monetary or material non-monetary default on the part of (x) the tenant under any of the Leases (except for the arrears shown on Schedule E-1), the Century-Oland Lease or the Garage Sublease or (y) the landlord under the Ground Lease or Main Garage Lease, has occurred and is continuing. No Tenant other than WestPoint and Roundabout Theatre ("Roundabout") is currently claiming or asserting, or to the best of Seller's knowledge, has the right to, any defenses, counterclaims, set-offs, offsets or abatements of or against the fixed rent, additional rents or any other charges payable under its Lease, and such claims shall be settled by Seller, at Seller's cost prior to Closing and without any expense or liability to Purchaser from and after the Closing; provided, however, in the event either or both matters are not settled by the Closing Date, then the provisions of Section 8.1(a) will apply, and the parties agree to otherwise close the transaction in accordance with the remaining provisions of this Agreement. Seller represents that the first $50,000 of landlord contributions under the First Modification of Lease with Roundabout has been paid and the balance will either be paid by Seller prior to Closing or waived in writing by Roundabout in connection with the foregoing settlement. No Tenant has paid any fixed rent or additional rent more than one month in advance of the due date therefor. Purchaser agrees that if there shall be any differences between the contents of the copies of the Leases delivered to Purchaser or its representatives for examination and the information contained on Schedule E annexed hereto, then (a) such differences shall not constitute a breach by Seller of its representations or obligations hereunder, (b) Purchaser may not terminate this Agreement due to such difference(s) and (c) said Schedule shall be deemed to have been amended to conform to the contents of such Lease(s).

                  (g) Attached as SCHEDULE C is a schedule of the material Loan Documents, true, correct and complete copies of which Loan Documents have been delivered to Purchaser. Seller and its affiliates (i) have made all payments of principal, interest and any other sums that are due and payable under, or with respect to such Loan Documents through the date hereof, (ii) have not received any written notice alleging that any such parties are in default in the performance or observance of any of the terms, covenants or conditions to be kept, observed or performed by such parties under such Loan Documents, and (iii) to the best knowledge of Seller no such party is in default under any of such Loan Documents and no event has occurred that with the giving of notice or the lapse of time or both would constitute a default or an event of default under such Loan Documents. The Guarantors have not received any written notice alleging default in the performance or observance of any of the terms, conditions to be kept, observed or performed by such parties under the Loan Documents relating to the Existing Financing, and to Seller's best knowledge, no event has occurred that with the giving of notice or the lapse of time, or both, would constitute a default or event of default under the documents evidencing the guaranties of the Existing Financing. The aggregate principal amount of the Existing Mortgage Debt which is outstanding under the Loan Documents is $202,000,000. The aggregate principal amount of the Existing Mezz Debt which is outstanding under the Loan Documents is $48,000,000. All loan proceeds under such Loan Documents have been disbursed. Attached as Schedule D is a true, correct and complete schedule of Existing Lenders Reserves and Escrows as of October 27, 2003.

                  (h) Seller has not received notice of, and has no knowledge of, any insolvency or bankruptcy proceeding involving (a) any Tenant under any of the Leases, the Century-Oland Lease or the Garage Sublease other than WestPoint, or (b) the landlord under the Ground Lease or Main Garage Lease. Seller has delivered all material documents and instruments received by Seller in connection with the WestPoint bankruptcy, and Seller has not filed any documents in such proceeding other than, perhaps, a notice of appearance. Seller has not received any notice by WestPoint of the rejection of its Lease and Seller is not aware of any intention by WestPoint to reject its Lease.

                  (i) Pending Closing, Seller agrees not to take any affirmative action in connection with the rent arbitration proceeding without Purchaser's prior consent, which consent will not be unreasonably withheld, delayed or denied. Seller represents that it has provided and/or made available to Purchaser all engagement letters, and Seller has not submitted any documents to any independent arbitrator or the Fee Owner, or any of their representatives, and hereby authorizes Purchaser to discuss any matters pertaining to the arbitration with Seller's agents.

       7.2 Seller shall at the Closing renew in writing its representations and warranties contained in Section 7.1 (on the basis that any representation which under Section 7.1 is by its terms now subject to a knowledge exception shall be so renewed in writing subject to the same knowledge exception) as of the Closing Date, subject to such changes as may be contained in the revised Schedules referred to in Section 7.1 except that this condition shall not be deemed to have been satisfied if any such revision constitutes a material adverse change for Purchaser's acquisition of the Property hereunder.

       7.3 No assurance is made and Seller does not warrant or covenant that any tenant under any Lease shall be in occupancy or possession on the Closing Date and a change in the Rent Roll as a result of such change in circumstance after the date hereof shall not in any event constitute a breach of representation by Seller or give rise to any claim by Purchaser against Seller or any right to terminate this Agreement.

       7.4 A representation of Seller shall be deemed untrue or incomplete only if (i) Purchaser did not have actual knowledge that such representation is untrue prior to the date hereof, (ii) such representation is factually untrue, and (iii) it is reasonably estimated that Purchaser will suffer financial injury in excess of $250,000 (the "Floor") in the aggregate with respect to all such representations hereunder.

       7.5 In the event Purchaser discovers a breach of a Seller representation at or prior to Closing, (as opposed to a change in circumstances not caused by or relating to a default by Seller under the Agreement occurring after the date hereof, which shall not be deemed to be a breach by Seller); and except for a willful default by Seller, Purchaser's sole right and remedy arising by reason of any such untrue or incomplete representation shall be to terminate this Agreement and have the Escrow Fund paid to Purchaser as provided herein. For purposes of this Section a "material" (or "materially") untrue or incomplete representation shall mean a representation made pursuant to Section 7.1 that would when combined with all other untrue or incomplete representations made pursuant to Section 7.1 be reasonably estimated to result in loss or damage to Purchaser (assuming Seller does not elect to cure same) of more than Five Hundred Thousand ($500,000) Dollars in the aggregate, it being agreed that in the event the cost to cure all such untrue or incomplete representations is reasonably estimated to be less than $500,000 in the aggregate, then Purchaser agrees to consummate this transaction on all of the terms hereof without any diminution of the Purchase Price and without recourse against Seller.

       7.6 All of Seller's representations hereunder shall be deemed merged in the Conveyancing Instruments and shall not survive the conveyances of the Property to Purchaser. Furthermore, to the extent Seller delivers estoppel certificates from the Fee Owner and/or under the Garage Lease and/or any tenants and/or Existing Lenders in accordance with the terms of this Agreement which do not materially differ from Seller's representations contained herein, then Seller's representation (or deemed representation) as to the Ground Lease, the Century-Oland Lease, the Existing Financing and such Lease for which such an estoppel was delivered shall be deemed satisfied in all respects. The acceptance by Purchaser of the Conveyancing Instruments shall constitute conclusive proof that Seller has performed all of its obligations under this Agreement and shall have no further or continuing obligations or liabilities to Purchaser arising under or by virtue of this Agreement or out of the transactions contemplated by the parties hereto, except for such representations, warranties and covenants which survive the Closing pursuant to the terms of this Agreement. Notwithstanding the foregoing, and other than as to Seller's representations pertaining to the Ground Lease, the Century-Oland Lease, the Garage Lease, the Garage Sublease and the Leases and the Existing Financing for which estoppel certificates or, in the case of the Existing Financing, estoppel language in the assumption documentation have been delivered at or prior to Closing, as to all of which Seller's representations shall not survive, Seller's representations shall survive Closing subject to the Floor contained in Section 7.4 for a period of six (6) months, except that Purchaser shall have no right or claim in respect of any such representation (and no recourse against the Hold Back Amount) unless and until the aggregate amount of claims in respect of all such representations, as reasonably estimated, shall exceed $250,000.

8.     OPERATION OF THE BUILDING AND OTHER IMPROVEMENTS.
       -------------------------------------------------

       8.1 During the Contract Period, Seller shall continue to manage, maintain, repair and operate the Property in accordance with Seller's customary practices, including the making of repairs, hiring and firing of employees, entering into service contracts, but not applying security deposits under the Leases. During the Contract Period, Seller shall comply in all respects with Seller's obligations under any Leases, the Garage Lease, the Century-Oland Lease and the Existing Loan Documents (including, with respect to the Existing Loan Documents, make all regular payments of interest (and any other payments) required under the Loan Documents) and deliver to Purchaser copies of any notices received from the other party under such documents and agreements within five (5) days following receipt thereof. Seller shall maintain insurance coverage for the Building and other Improvements substantially on the terms of the existing insurance coverage. Notwithstanding any contrary provision herein, Seller shall not, unless required to replace an existing Contract, (a) enter into or modify any Contract which is not terminable on no more than thirty (30) days notice without penalty to Purchaser or (b) terminate without cause any employee, (c) hire any union employee for a position currently held by a non-union employee, if any, or hire any employee if it would cause the aggregate payroll or number of employees to be increased, (d) enter into any Lease or loan document or terminate or modify (or grant any consents or waive any rights (unless expressly required) under any Lease (except if due to a default by the tenant), the Ground Lease, the Century-Oland Lease, the Garage Lease, the Garage Sublease, or any Existing Loan Document, except that Seller may settle the claims by WestPoint and Roundabout on such terms as Seller may reasonably determine so long as and to the extent such settlement requires any free rent, payments or concessions for a period accruing after Closing, Seller shall credit to Purchaser, at Closing, the amount of such free rent, payments or concession, and to the extent any settlement with WestPoint grants any free rent, payments or concessions for the period accruing after Closing and not currently provided for in WestPoint's Lease, or reduction in cleaning cost or management fee escalation charges below the amounts currently billed for such items for the period accruing from and after the Closing Date, Seller shall credit to Purchaser, at Closing, the amount of such free rent, payments, concessions or reductions.

       (a) For purposes of this Section 8.1(a), the following terms shall have the following meanings:

       "Applicable Parties" - Seller, Purchaser and the then current landlord (if other than Seller or Purchaser) under the Unsettled Tenant's Lease.

       "Roundabout Amount" - $500,000, less any amounts disbursed to Purchaser by reason of non-payments by Roundabout pursuant to subclause (d) below.

       "Satisfactory Settlement Agreement" - Either (i) a clean estoppel certificate in the form required by Section 10.1(r) without any exception or reservation for the WestPoint Claim or Roundabout Claim, as the case may be or
(ii) a settlement agreement duly executed by the Unsettled Tenant and Seller pursuant to which:

               1. the Unsettled Tenant acknowledges substantially the statements contained in the form of estoppel certificate attached as
                  Exhibit 10;

               2. the Unsettled Tenant expressly and unconditionally releases the Applicable Parties, and their respective successors and assigns, from any claims through and including the date of such settlement agreement in respect of the Unsettled Tenant's Lease or otherwise relating, directly or indirectly, to its possession, use or occupancy of its demised premises; and

               3. the terms of the Unsettled Tenant's Lease which are in effect on the date hereof shall not be amended or modified in any manner adverse to the landlord with respect to any period from and after the Closing Date, other than to grant such Unsettled Tenant free rent or a purely monetary concession which is in a liquidated amount, provided that (a) if such Satisfactory Settlement Agreement is entered into prior to the Closing, if the amount due such Unsettled Tenant or any free rent or concession for a period after the Closing has not been fully paid or credited to the Unsettled Tenant prior to or at the Closing, then Purchaser shall receive a credit at the Closing against the Purchase Price in the amount of any such free rent or monetary concession and (b) if such Satisfactory Settlement Agreement is entered into after the Closing, then the aggregate amount of such free rent or monetary concession shall not exceed the portion of the Unsettled Escrow Amount allocated to each Unsettled Tenant which is disbursed to Purchaser pursuant to the provisions of subclause (e) below, unless prior to or simultaneously with the release of the applicable Unsettled Escrow Amount Seller pays such excess amount to Purchaser in immediately available funds. Without limiting the generality of the foregoing, for purpose of determining whether a modification to the cleaning cost or management fee component of operating expense escalations pursuant to the WestPoint Lease is adverse to the Landlord, the terms of the existing WestPoint Lease shall be such that the amount payable by WestPoint for the 2004 and 2005 calendar years shall be based on cleaning costs for such comparative years of at least $2,063,848 and $2,125,764 respectively, and management fees of at least $300,000 per year. By way of illustration, if pursuant to the WestPoint settlement the cleaning costs for the calendar year 2004 are, for cleaning cost escalation calculation purposes, deemed to be $1,963,848, then Purchaser shall have the right to receive from the Unsettled Escrow Amount the sum of $15,830 (the difference between $2,063,848 and $1,963,848 x 15.83% (WestPoint's pro rata share)).

               4. with regard to WestPoint the written approval or confirmation from the bankruptcy court overseeing the WestPoint bankruptcy is obtained.

                  "WestPoint Amount" means $1,500,000, less any amounts disbursed to Purchaser by reason of non-payments by WestPoint pursuant to subclause (d) below.

                  "Unsettled Escrow Amount" means the amount which is required to be delivered to Escrow Agent in escrow pursuant to the provisions of this Section 8.1A.

                  "Unsettled Tenant" - WestPoint or Roundabout, as applicable.

         (b) Notwithstanding any provision of this Agreement to the contrary, Seller shall not enter into any agreement to settle the WestPoint Claim or Roundabout Claim unless such agreement is a Satisfactory Settlement Agreement.

         (c) If, as of the Closing, Seller and WestPoint shall not have mutually executed and delivered a Satisfactory Settlement Agreement (whether or not a Satisfactory Settlement Agreement shall have been mutually executed and delivered with Roundabout), then, at Closing, a portion of the Purchase Price equal to $2,000,000 shall be delivered to the Escrow Agent to be held in escrow pursuant to the terms of this Section 8.1(a). If, as of the Closing, Seller and WestPoint shall have mutually executed and delivered a Satisfactory Settlement Agreement, but Seller and Roundabout have not mutually executed and delivered a Satisfactory Settlement Agreement, then, at Closing, a portion of the Purchase Price equal to $500,000 shall be delivered to the Escrow Agent to be held in escrow pursuant to the terms of this Section 8.1(a). Purchaser acknowledges that with reference to the WestPoint and/or Roundabout Claim, Purchaser's sole recourse shall be to the Unsettled Escrow Amount, and Purchaser shall not have the right to claim against Seller or the Hold Back Escrow for any claims or damages pertaining to the Roundabout Claim and/or the WestPoint Claim.

         (d) For a period of ninety (90) days following the Closing as to Roundabout and the later of sixty (60) days after Closing or April 1, 2004 as to WestPoint (as to Roundabout the "Roundabout Settlement Period" and as to WestPoint the "WestPoint Settlement Period", and each a "Settlement Period"), Seller shall have the exclusive right to negotiate the terms of a Satisfactory Settlement Agreement with WestPoint or Roundabout, as the case may be, provided that (x) any agreement which is entered into by Seller with WestPoint or Roundabout shall be a Satisfactory Settlement Agreement and (y) in no event shall Seller be permitted to terminate the Lease of, or evict or dispossess,

WestPoint or Roundabout. If, during such respective Settlement Period, an Unsettled Tenant fails to pay when due any portion of the fixed rent or additional rent due and payable under its Lease with respect to the period from and after the Closing as a result of their claim (it being agreed that the present and continuing non-payments by Roundabout are as a result of their claim), Purchaser shall have the right to deliver a notice to Seller and Escrow Agent specifying such unpaid amount and the lease provision in question, and directing that Escrow Agent disburse a portion of the Unsettled Escrow Amount in the amount of such non-payment to Purchaser. Within five (5) business days after such notice, Escrow Agent is hereby authorized and directed by Seller and Purchaser to deliver such amount to Purchaser, provided that such amount, when aggregated with all previous amounts so distributed by Escrow Agent pursuant to this Section 8.1(d), shall not exceed (i) the Roundabout Amount, with respect to non-payments under the Roundabout Lease and (ii) the WestPoint Amount, with respect to non-payments under the WestPoint Lease. In the event that after the release of any such amount from the Unsettled Escrow Amount WestPoint or Roundabout (as the case may be) pays all or any portion of the fixed rent or additional rent for which funds were released from the Unsettled Escrow Amount, or if Roundabout pays any fixed or additional rent for a period prior to Closing, and all fixed rent and additional rent due for the period after the Closing has been paid in full, then Purchaser shall promptly deliver such sums to Seller. If Seller and both of the Unsettled Tenants shall not have mutually exercuted and delivered a Satisfactory Settlement Agreement on or prior to their respective Settlement Periods following Closing, then Purchaser may deliver a notice to Escrow Agent directing Escrow Agent to deliver the balance of the Unsettled Escrow Amount to Purchaser, or Seller may direct Escrow Agent to deliver the balance of the Unsettled Escrow Amount to Purchaser. Notwithstanding the foregoing, if a settlement agreement has been entered into with WestPoint, but Bankruptcy Court approval has not been obtained by the expiration of the WestPoint Settlement Period, then provided no other claims by WestPoint are made, the WestPoint Settlement Period shall be extended sixty (60) days. Within five (5) days after such notice, Escrow Agent is hereby authorized and directed by Seller and Purchaser to deliver the balance of the Unsettled Escrow Amount to Purchaser. Purchaser acknowledges that, upon the delivery of the balance of the Unsettled Escrow Amount to Purchaser, Seller shall have no other liability or obligation to Purchaser with respect to the WestPoint Claim or Roundabout Claim, as the case may be, whether or not the sums, if any, ultimately determined to be due to

WestPoint or Roundabout exceed the Unsettled Escrow Amount. Following each respective Settlement Period after the Closing, Seller shall have no further right to negotiate or enter into any agreement with such Unsettled Tenant(s) regarding the WestPoint Claim or Roundabout Claim.

         (e) If, during the applicable Settlement Period following Closing, Seller believes that a Satisfactory Settlement Agreement has been mutually executed and delivered by Seller and an Unsettled Tenant, Seller may deliver a notice (a "Seller Release Notice") addressed and delivered to Purchaser and Escrow Agent which (I) contains a copy of such Satisfactory Settlement Agreement, (II) a statement by Seller of the amount, if any, which is required to be paid to the Unsettled Tenant in question pursuant to such Satisfactory Settlement Agreement and (III) a representation by Seller that such agreement is a true, correct and complete copy of the Satisfactory Settlement Agreement, there are no other agreements between Seller and the Unsettled Tenant regarding the subject matter thereof which would impose any liability upon Purchaser and such Satisfactory Settlement Agreement is in full force and effect. Within five
(5) business days following its receipt of the Seller Release Notice, Purchaser shall notify Escrow Agent that either (i) Purchaser agrees that such agreement is a Satisfactory Settlement Agreement or (ii) Purchaser does not agree that such agreement is a Satisfactory Settlement Agreement. If Purchaser acts under clause (i), then Escrow Agent shall make the disbursement as provided in this subclause (e). If Purchaser acts under clause (ii), then Escrow Agent shall not make any disbursement except pursuant to (1) the joint written instructions of Seller and Purchaser or (2) court order. If Purchaser fails to respond during such five (5) business-day period, such failure shall be deemed to be the response of Purchaser under clause (i) as of the day following such five (5) business-day period. If a Satisfactory Settlement Agreement shall have been mutually executed and delivered with West Point, but not Roundabout, Seller shall only have the right to request, and Escrow Agent shall only be authorized to disburse, the WestPoint Amount. If a Satisfactory Settlement Agreement shall have been mutually executed and delivered by Seller and Roundabout, but not by Seller and WestPoint, then Seller shall deliver a copy of the Roundabout Satisfactory Settlement Agreement to Purchaser and Escrow Agent but Seller shall not be entitled to deliver a Seller Release Notice, and Escrow Agent shall not be authorized to disburse any portion of the Unsettled Escrow Amount on account of the Satisfactory Settlement Agreement entered into with Roundabout. If Escrow Agent shall be authorized to disburse any portion of the Unsettled Escrow Amount pursuant to this subclause (e), then the amount and manner of disbursement shall be as follows: (A) with respect to a Satisfactory Settlement Agreement with WestPoint, (x) Escrow Agent shall disburse directly to WestPoint the amount, if any, which is required to be paid to WestPoint pursuant to the terms of such Satisfactory Settlement Agreement, (y) Escrow Agent shall disburse to Purchaser the amount of any free rent or concessions which are due to WestPoint with respect to the period from and after the Closing for which West Point was not paid pursuant to the preceding subclause (x); and (z) Escrow Agent shall disburse to Seller the amount, if any, by which the WestPoint Amount exceeds the sums disbursed pursuant to the preceding subclauses (x) and (y) of this subclause (A); provided that, without affecting the requirements of section 3 of the definition of "Satisfactory Settlement Agreement", in no event shall the aggregate amount disbursed pursuant to this subclause (e)(A) exceed the WestPoint Amount; and (B) with respect to a Satisfactory Settlement Agreement with Roundabout (where a Satisfactory Settlement Agreement previously was executed and delivered with WestPoint), (x) Escrow Agent shall disburse directly to Roundabout the amount, if any, which is required to be paid to Roundabout pursuant to the terms of such Satisfactory Settlement Agreement, (y) Escrow Agent shall disburse to Purchaser the amount of any free rent or concessions which are due to Roundabout with respect to the period from and after the Closing for which Roundabout was not paid pursuant to the preceding subclause
(x), and (z) Escrow Agent shall disburse to Seller the amount, if any, by which the Roundabout Amount exceeds the sums disbursed pursuant to the preceding subclauses (x) and (y) of this subclause (B); provided that, without affecting the requirements of section 3 of the definition of "Satisfactory Settlement Agreement", in no event shall the aggregate amount disbursed pursuant to this subclause (e)(B) exceed the Roundabout Amount.

         (f) Seller and Purchaser agree not to disclose to WestPoint or Roundabout, or any of their respective representatives, the terms and provisions of this Section 8.1(a).

         (g) At Closing, if there is an Unsettled Escrow Amount, Seller, Purchaser and Escrow Agent shall enter into an Escrow Agreement which is consistent with the terms and provisions of this Section 8.1(a). The provisions of this Section 8.1(a) shall survive the Closing.

         8.2 Neither Seller nor, prior to Closing, Purchaser, nor any affiliate of Seller or, prior to Closing, Purchaser, will purchase or attempt to purchase directly or indirectly any interest in the Fee Owner or the Fee Owner's interest in the Ground Lease or Century-Oland Lease. This Section 8.2 shall survive the Closing as to Seller and, as to Purchaser, the sooner termination of this Agreement. Furthermore, Purchaser agrees not to contact or discuss this transaction with Fee Owner prior to Closing. Seller acknowledges that at any time after the Closing, Purchaser or its designee may purchase the Fee Owner's interest in the Ground Lease or Century-Oland Lease, or any direct or indirect interest therein. The provisions of this Paragraph may be enforced via the utilization of all equitable remedies.

         8.3 Notwithstanding any contrary position herein, Seller shall not, without in each case obtaining Purchaser's approval:

                   (a) transfer to any third party or remove any Personal Property from the Building after the date hereof, except for repair or replacement thereof and except in the case of the termination of this Agreement, and any items of Personal Property replaced after the date hereof shall be installed prior to Closing and shall be of substantially similar quality to the item of Personal Property being replaced; or

                  (b) affirmatively subject the Property to any additional liens, encumbrances, covenants or easements.

         8.4 Notwithstanding the terms and provisions of this Section 8, but subject to the the provisions of Section 4, Seller shall not be obligated to cure, discharge or remedy violations, whether or not noted or issued, of any building, fire, safety, environmental protection or other law, code, ordinance, or regulation.

         8.5 Seller shall, simultaneously herewith, terminate any capital improvement work being performed at the Building other than work required to be performed under the Leases, including the completion of the build out of the Addison Wesley space on the 17th floor, and other than completion of the Plaza Work, and Seller shall not be required to nor shall it replace the sidewalk abutting the Building on West 47th Street, and Purchaser agrees to accept the sidewalk in its as is condition as of the date hereof, normal wear and tear excepted. No new work at the Building shall be commenced by Seller or its agents (unless such work is (i) required under a Lease), or (ii) of an emergency nature, or (iii) required by law or by the terms of the Existing Financing, without Purchaser's prior approval.

         8.6 Seller shall, promptly following the execution and delivery of this Agreement, deliver estoppel certificates in the form required by this Agreement to each Tenant and the lessees under the Garage Sublease and the Century-Oland Lease, and the lessor under the Ground Lease and Main Garage Lease. Seller shall exercise commercially reasonable efforts to obtain from all Tenants and such other parties executed estoppel certificates which meet the requirements for estoppel certificates set forth in Section 10.1(r)). Seller shall also use commercially reasonable efforts to obtain a replacement letter of credit from the Brazilian Consulate, provided Seller shall not be required to expend any sums or terminate the Leases of the Brazilian Consulate.

         8.7 Purchaser hereby agrees to indemnify and hold Seller, its managing agent and their respective partners, members, officers, directors, employees, agents and employees harmless from and against any and all claims, actions and causes of action which may arise out of any act taken by or injury or damage caused by Purchaser, its agents, representatives, contractors, inspectors or any other person granted access to the Building or any portion of the Premises during the Contract Period (such access not to be unreasonably withheld by Seller, subject to the rights of tenants, and to include reasonable access to the books and records of the Property). Purchaser shall indemnify and reimburse Seller for the cost of repairing any damage to the Building and other Improvements caused by or resulting from activities associated with such inspections. This Section 8.7 shall survive the Closing.

         8.8 Seller shall authorize its independent auditors, Shanholt, Glassman, Klein, Kramer and Co. ("Shanholt") to provide Purchaser (and Purchaser's affiliates) and Purchaser's auditors with such information (including reasonable access to the books and records of the Property but not Seller's tax returns, proprietary and intra-company information or agreements) that is required to comply with the financial reporting requirements of the Securities and Exchange Commission and the New York Stock Exchange. All such cooperation and assistance shall be provided at Purchaser's sole cost and expense and Purchaser hereby indemnifies and holds Seller harmless from any claims by its auditors for the non-payment of such expenses by Purchaser. Such cooperation shall include allowing Purchaser's auditors reasonable access to all audit work papers and underlying data. Seller shall also provide to Purchaser Seller's letters, covering years 2000, 2001, 2002 and 2003, to its outside auditors and required by its auditors to prepare Seller's audited financial statements for such years. Seller shall request Newmark to cooperate and assist Purchaser, at Purchaser's expense, in Purchaser's preparation of the 2003 (and 2002, to the extent not completed) tenant escalation payments, such cooperation and assistance to include the filing of NYC Form TC201. Notwithstanding the foregoing, Purchaser acknowledges and agrees that the delivery of the information required by this Section by Seller or its auditors shall not be construed to be any expansion or modification of the representations made by Seller in this Agreement, shall not be deemed to extend the representations made by Seller to any third party and no such party is authorized to rely thereon, and Seller shall not be required to review or correct any information Purchaser elects to utilize in any filings or reports to be made by Purchaser and Purchaser agrees that no copies of Seller's letters to its auditors or the contents thereof nor references thereto shall be contained within any such report. Purchaser hereby agrees to indemnify and hold Seller and its members, officers, partners, agents, shareholders, affiliates and Shanholt harmless from and against any and all costs, claims, liabilities, expenses, damages, including reasonable attorneys' frees arising from any filings or reports made or provided by Purchaser to any third party. This provision shall survive the Closing.

9.     ENVIRONMENTAL LIABILITIES.

       --------------------------

       9.1 Purchaser hereby waives any claim against Seller, its members, partners, employees and agents and affiliates arising out of any Hazardous Activity conducted or any Hazardous Substance or Hazardous Condition existing at, in or about the Real Property, and Purchaser shall acquire the Real Property subject to the presence of any and all Hazardous Substances and Hazardous Conditions.

       9.2 This Section 9 shall survive the Closing.

10.    CLOSING DOCUMENTATION.
       ----------------------

       10.1 At the Closing, Seller shall deliver to Purchaser:

                  (a) the agreement of assignment and assumption of the Ground Lease and the Century-Oland Lease as heretofore described in Section 2.2 and
Section 2.4;

                  (b) the deed as heretofore described in Section 2.3;

                  (c) a bill of sale, without recourse or warranty other than any warranty which is expressly provided herein and is expressly stated to survive Closing, for any Personal Property being conveyed incidental to the Real Property as heretofore described in Section 2.5;

                  (d) the agreement whereby Purchaser shall assume the Existing Financing and any and all other instruments and documents required to be executed and delivered by Seller under or by reason of the Loan Documents in connection therewith together with an assignment of the Existing Lenders Reserves and Escrows;

                  (e) an assignment and assumption agreement as heretofore described in Section 2.6 of the Contracts which shall provide that Purchaser is assuming all of the obligations of Seller arising after the Closing Date under the Contracts (including any obligations to union personnel and other persons who may be beneficiaries under any such agreements) subject to any Contract termination provided hereunder;

                  (f) an assignment and assumption agreement as heretofore described in Section 2.7 of the Licenses and Permits which shall provide that Purchaser is assuming all of the obligations of Seller arising after the Closing Date under such Licenses and Permits;

                  (g) an assignment and assumption agreement as heretofore described in Section 2.8, with respect to each of the Leases which shall provide that Purchaser is assuming all of the obligations of the landlord arising after the Closing Date under the Leases;

                  (h) the agreement of assignment and assumption of the Garage Lease as heretofore described in Section 2.9;

                  (i) an assignment and assumption of the interest rate cap agreement entered into in connection with the Existing Loans;

                  (j) updated and revised Schedules pursuant to Section 7.2 hereof;

                  (k) such warranties and guarantees with respect to the Building's systems, equipment and apparatus as are in possession of Seller or the Building's managing agent or within the reasonable control of Seller;

                  (l) all Leases (or copies thereof) as then are in effect including a certificate by Seller that the copies thereby delivered to Purchaser of the Leases, Ground Lease, the Century-Oland Lease, and the Garage Lease documents to which Seller is a party are complete, true and accurate copies;

                  (m) a rent roll in the form of Schedule E updated to a date no earlier than ten (10) days prior to the Closing Date, certified by Seller to be true, correct and complete, showing the same categories of information as are set forth on the rent roll attached hereto as Schedule E;

                  (n) the Contracts which Purchaser has agreed to or is required by this Agreement to assume;

                  (o) the Licenses and Permits referred to on Schedule I;

                  (p) letters (substantially in the form annexed hereto and made part hereof as Exhibit 8) addressed to each of the tenants under the Leases, including statements to the effect that their respective security deposits under the Leases have been delivered to and received by Purchaser (and containing such other statements and information as may be required pursuant to the Section 7-105 of the General Obligations Law to relieve Seller of further liability for the maintenance and return of the security deposits under the Leases) and a notice to the tenant under the Garage Sublease;

                  (q) an estoppel certificate from (i) the Fee Owner with respect to the Ground Lease substantially in the form of Exhibit 9, (ii) the lessee with respect to the Century-Oland Lease (which may be contained in one
(1) estoppel certificate) substantially in the form of Exhibit 9, and (iii) the landlord under the Main Garage Lease and the tenant under the Garage Sublease (which may be combined in one (1) estoppel), substantially in the form of
Exhibit 11. (Purchaser shall reasonably cooperate with Seller's efforts to obtain such estoppels, including delivering such financial and other information respecting Purchaser as the Fee Owner or the lessee under the Century-Oland Lease may reasonably request);

                  (r) estoppel certificates from (i) King & Spalding LLP, Fleet National Bank, Amerada Hess Corporation, WestPoint, (which may be incorporated in the settlement agreement with WestPoint, discussed in Section 8.1(a) and which the Purchaser agrees may be delivered post-Closing in accordance with
Section 8.1(a) Westdeutsche Landesbank Girozentrale, New York Branch, American Express Tax and Business Services, Inc., Roundabout (except that Purchaser agrees same may be incorporated in the settlement agreement with Roundabout which may be delivered post-Closing in accordance with Section 8.1(a) and Addison-Wesley, (and Purchaser agrees that the Addison-Wesley estoppel will not be unacceptable if it contains a reservation with respect to Seller's obligation to complete the build out of the 17th floor and to reimburse Addison-Wesley for its relocation expenses in accordance with its Lease; and (ii) Seller's other tenants representing in the aggregate (inclusive of the tenants referenced immediately prior hereto) seventy five (75%) percent of the rented area of the Building, and in the event WestPoint has not been received as of Closing sixty(60%) percent of the rented area of the building, each such estoppel certificate from a tenant to be in substantially the form of

Exhibit 10 annexed hereto (or, if any tenant(s) object to such form, either in the form prescribed in such tenant's Lease or in the form previously delivered by such tenant in connection with the closing of the Existing Financing). Purchaser agrees that the settlement agreement dated October 28, 2003, as referenced on SCHEDULE M executed by Emimex shall be deemed to be an estoppel certificate complying with the requirements of the Section, and shall be counted toward the 75% (or sixty (60%) percent as the case may be) of the rented area of the Building for which Seller must deliver estoppels, and as to Roundabout and WestPoint, the settlement agreement and/or estoppel must by its terms run in favor of Seller and/or Seller's successors and/or assigns. The estoppel certificates shall be dated no earlier than November 11, 2003, unless Seller elects to adjourn the Closing Date beyond January 13, 2004, in which event the estoppel certificates must be dated with sixty (60) days of the Closing Date, and subject to no material adverse modification thereof, and shall confirm that there are no offsets, abatements, or reductions of any rent payable under the relevant Lease and otherwise confirm, and not be inconsistent with, Seller's representation and warranties herein with respect to the Leases;

                  (s) the Building's managing agent's records (excluding confidential matters regarding governance of Seller and its tax returns and allocations and payments to its partners and their affiliates) pertaining to the operation of the Building;

                  (t) keys and combinations in Seller's possession relating to the operation of the Premises;

                  (u) any and all plans, specifications, drawings, engineering reports and marketing plans, used in connection with the Building as are in the possession of Seller or the Building's managing agent;

                  (v) copies of all books and records maintained by Seller or Seller's agents in connection with the operation of the Building as are in the possession of Seller or the Building's managing agent, other than internal books, records and memoranda for use among the constituent members of Seller;

                  (w) a certification to the effect that Seller is not a "foreign person" as defined in the Foreign Investment and Real Property Tax Act ("FIRPTA");

                  (x) evidence as shall be reasonably acceptable to counsel for Purchaser of the authority of Seller to consummate this transaction and proof of its legal subsistence;

                  (y) a statement from the Existing Lenders or their servicer addressed to Purchaser or contained within any assumption documents delivered by the Existing Lenders, dated as of the Closing Date, stating, among other things,
(i) the Loan Documents are in full force and effect, (ii) all payments of principal, interest and any other sums that are due and payable by the Seller under or with respect to the Loan Documents through the Closing Date have been made, (iii) to the Existing Lenders' actual knowledge, no default exists under the Loan Documents, (iv) the principal amount of Existing Financing outstanding as of the Closing Date, (v) the amount held in reserve pursuant to the terms of the Loan Documents as of the Closing Date; and (vi) confirmation or a list of all of the documents and instruments evidencing, securing or pertaining to the Existing Financing other than certifications previously delivered by, and instruments unique to, Seller;

                  (z) the Lenders' Consent (which may be reflected as part of the assumption agreement);

                  (aa) the certificate described in Section 7.2, dated as of the Closing Date, duly executed by Seller; and

                  (bb) any other affidavit, document or instrument required to be delivered or cause to be delivered by Seller pursuant to the terms of this Agreement.

       10.2 At the Closing, Purchaser shall, as applicable, deliver or execute and deliver or cause to be delivered to Seller:

                  (a) the balance of the Purchase Price as adjusted for net closing adjustments between Seller and Purchaser and the reimbursements for escrows and reserves as hereinafter provided;

                  (b) the agreement of assignment and assumption of the Ground Lease and the Century-Oland Lease as heretofore described in Section 2.2 and
Section 2.4;

                  (c) the aforesaid assignment and assumption agreement of the Contracts as heretofore described in Section 2.6;

                  (d) the aforesaid assignment and assumption agreement of the Licenses and Permits as heretofore described in Section 2.7;

                  (e) the assignment and assumption of the Leases as heretofore described in Section 2.8;

                  (f) the agreement of assignment and assumption of the Garage Lease as heretofore described in Section 2.9;

                  (g) the assumption of the interest rate cap agreement;

                  (h) the assumption of the Existing Financing and any and all other instruments and documents required to be executed and delivered by Purchaser and any affiliate of Purchaser under or by reason of the Loan Documents in connection therewith;

                  (i) the letters heretofore described in Section 10.1(p); and

                  (j) evidence as shall be reasonably acceptable to counsel for Seller of the authority of Purchaser to consummate this transaction and proof of its legal subsistence as an entity.

       10.3 Each of the parties shall execute such transfer tax and other tax returns incidental to this transaction as required by law and such other documents as may be reasonably required to consummate the transactions under this Agreement.

       10.4 Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Closing shall be subject to the fulfillment (or written waiver by Purchaser) at or prior to the Closing Date of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Seller contained in Section 7.1 as same may be modified pursuant to Section 7.2 shall be true and correct in all material respects as of the Closing Date, as though made at and as of the Closing Date.

                  (b) Performance of Obligations. Seller shall have performed in all material respects all obligations required to be performed by Seller under this Agreement on and prior to the Closing Date.

                  (c) Delivery of Documents. Each of the documents required to be delivered by Seller at Closing, inclusive of the documents evidencing Lenders' Consent, shall have been delivered as provided herein.

                  (d) Title. Title to the Premises to be conveyed to Purchaser hereunder shall be in accordance with this Agreement.

       10.5 Conditions to Obligations of Seller. The obligations of Seller to effect the Closing shall be subject to the fulfillment (or written waiver by Seller) at or prior to the Closing Date of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Purchaser contained in Section 6.1 shall be true and correct in all material respects as of the Closing Date, as though made at and as of the Closing Date.

                  (b) Performance of Obligations. Purchaser shall have performed in all material respects all obligations required to be performed by Purchaser under this Agreement on and prior to the Closing Date including the payment of the balance of the Purchase Price and all other sums payable hereunder.

       (c) Delivery of Documents. Each of the documents required to be delivered by Purchaser at Closing, inclusive of the documents evidencing Lenders' Consent and Purchaser's assumption of the Existing Financing, and the delivery by MOP or ROP (at Purchaser's option) of the replacement Guaranty in favor of the Existing Lenders, shall have been delivered as provided herein.

11.    CLOSING ADJUSTMENTS; CLOSING COSTS; AND TRANSFER TAXES.
       -------------------------------------------------------

       11.1 Subject to the terms and provisions of Section 11.2 and Section 11.3, the following items shall be adjusted at the Closing as of 11:59 p.m. on the day prior to the Closing Date, and the net amount of such closing adjustments shall be applied, as the case may be, as a credit to or debit against the balance of the Purchase Price payable at the Closing:

                  (a) real estate taxes and assessments and vault fees (based upon the most recently established rates and charges contained in a written invoice and subject to readjustment after Closing, in accord with Section 11.2, if any;

                  (b) water charges and sewer rents (to the extent feasible, Seller shall supply meter readings as close as possible to the Closing Date), to be reconciled, if necessary, after the Closing;

                  (c) business improvement district impositions, if any;

                  (d) service contract fees or charges, if any, with respect to such Contracts as shall survive Closing in accordance with the terms hereof. At or prior to the Closing Date, Purchaser shall have the right, subject to Purchaser's obligation to assume all union and collective bargaining contracts and brokerage and leasing agreements for unexercised options as contained on Schedule F, in the exercise of its sole discretion, to notify Seller in writing as to which Contracts Purchaser elects to assume at Closing and which Contracts Purchaser elects not to assume. Seller shall terminate all Contracts effective as of the Closing Date which Purchaser does not so elect to assume however, if any such Contracts require prior notice of cancellation or if any such Contracts require the payment of cancellation or termination fees, then Purchaser shall be required to pay all such charges and fees, and shall indemnify and hold Seller harmless from any such fees and expenses;

                  (e) license, franchises and permit fees with respect to such licenses, franchises and permits as shall survive Closing in accord with the terms hereof;

                  (f) payments due to any employee of the Building, including payments due under any union or collective bargaining contract to which the Building, Seller or the Building's managing agent may be subject to the extent the same affect Building personnel, including salaries, wages, fringe benefits, welfare fund payments and vacation pay;

                  (g) monthly base rents and any additional charges (including, without limitation, escalation rents on account of real estate taxes and Building expenses, porter's wage increases, electric and utility charges (collectively, "Rents") under the Leases shall be adjusted and prorated on an if, as and when collected basis. Rents collected by Purchaser or Seller after the Closing Date from tenants who owe Rents for periods prior to the Closing Date shall be applied (A) first, in payment of Rents for the calendar month in which the Closing Date occurs; (B) second, in payment of Rents for the period following the month in which the Closing Date occurs; and (C) third, in payment of Rents for the period preceding the month in which the Closing Date occurs. Each such amount, less reasonable collection costs actually incurred, shall be adjusted and prorated as provided above, and the party receiving such amount shall, within five (5) Business Days, pay to the other party the portion thereof to which it is so entitled.

                  (h) rents and other charges under the Ground Lease, the Century-Oland Lease and the Garage Lease;

                  (i) gas and other fuel (if applicable) pursuant to a reading of the supplier of the same not earlier than forty-eight (48) hours prior to the Closing Date;

                  (j) electricity charges based upon the last available electrical reading;

                  (k) interest under the Existing Financing;

                  (l) prepaid premiums (and related placement fees) under the interest rate cap agreement;

                  (m) Purchaser shall be responsible for the payment of all Tenant Inducement Costs (as hereinafter defined) and leasing commissions (and Purchaser shall assume in writing at the Closing the obligation to pay such leasing commissions) which become due and payable (whether before or after Closing) (1) as a result of any renewal or expansion options or rights of first offer or rights of first refusal set forth in Existing Leases which are exercised after the date hereof, and (2) under any New Leases entered into after the date hereof which have been approved (or deemed approved) by Purchaser. Seller shall be responsible for the payment of all other Tenant Inducement Costs and leasing commissions, if any. At the Closing, Seller shall deliver to Purchaser a schedule certified by Seller setting forth all Tenant Inducement Costs and leasing commissions payable by Seller which have not been paid in full as of the Closing, which certification shall survive the Closing. At the Closing, Purchaser shall receive a credit against the balance of the Purchase Price equal to the sum of all Tenant Inducement Costs and leasing commissions payable by Seller which have not been paid as of the Closing, including, without limitation, for the items set forth on Schedule G, provided Purchaser assumes, in writing, the obligation to pay same. If as of the date of Closing, Seller shall have paid any Tenant Inducement Costs or leasing commissions for which Purchaser is responsible pursuant to the foregoing provisions, Purchaser shall reimburse Seller therefor at Closing. For purposes hereof, the term "Tenant Inducement Costs" shall mean any out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs, lease buyout costs, and moving, design, refurbishment and club membership allowances. The term "Tenant Inducement Costs" shall not include loss of income resulting from any free rental period, it being agreed that Seller shall bear the loss resulting from any free rental period until the date of Closing and that Purchaser shall bear such loss from and after the date of Closing. Notwithstanding the foregoing, Seller shall credit Purchaser at Closing with the amount of the free rent granted to King & Spalding pertaining to the former Addison Wesley space on the 32nd floor of the Building for the period accruing from and after March 1, 2004. Any other free rent due King & Spalding accruing from and after the Closing (with respect to the balance of the 32nd floor or otherwise) or to Addison Wesley or otherwise reflected in the Leases shall not be a credit against the Purchase Price nor shall Purchaser have any claims against the Escrow Hold Back for such additional free rent. The provisions of this Section 11.1(m) shall survive the Closing; and

                  (n) Subject to the immediately preceding paragraph, brokerage (leasing) commissions and tenant installations payable by Seller at any time on account of any Existing Lease entered into prior to the date hereof (not including any non-exercised extension periods or options to lease additional space) have been or will be fully paid by Seller at or prior to the Closing.

       11.2 To the extent that any rent tax, assessment, fee or other charge or any other matter to be adjusted or apportioned at the Closing is based upon increases in real estate and other taxes or impositions, operating expenses, cost of living or union wage rate indices or other form of index or meter readings, or other information is not available at the Closing to make the final calculations as of the Closing Date of any of such rents, taxes, assessments, fees or charges, then such amounts shall be adjusted on an if, as and when collected basis. Any amounts collected after Closing shall be applied in accordance with Section 11.1(g). The obligations of the parties under this
Section 11.2 shall survive the Closing for a period of twelve (12) months.

       11.3 If either party shall discover any error in the computation of any closing adjustment, such error shall be corrected promptly following notification thereof by the discovering party to the other (provided, that such notification shall be given within thirty (30) days following the discovery thereof but not later than one (1) year following the Closing Date) and an appropriate payment to correct the same shall then be made. The obligations of the parties under this Section shall survive the delivery of the Conveyancing Instruments at the Closing for a period of twelve (12) months.

       11.4 Purchaser shall use reasonable and diligent efforts (including billing any unbilled rents which shall have accrued prior to the Closing Date but specifically not the prosecution of summary proceedings or other legal action) to collect all rents due for any period prior to the Closing Date and shall promptly after collection of the same, pay them to Seller as herein required. Seller shall not, after the Closing, pursue any legal action or proceeding against any tenant who shall be in arrears of rent as of the Closing Date, except that Seller shall have the right to pursue an action to collect any past due rent (but not an action seeking eviction remedies or termination of the Lease) for any Tenant, which as of the Closing Date, is in arrears for more than thirty (30) days' rent . Purchaser shall deliver to Seller, quarterly, for a period of one (1) year following the Closing Date, reasonable summary reports setting forth the status of Purchaser's collection efforts and results. Purchaser's obligations under this Section 11.4 shall survive the delivery of the Closing for a period of one (1) year.

       11.5 If there shall be pending as of the Closing Date real estate tax certiorari or other proceedings or protests to reduce the real estate taxes, assessments, valuations or other impositions on the Real Property or any portion thereof with respect to the tax year in which the Closing shall occur, then provided Seller utilized the services of Podell Rothman et al. as certiorari counsel Purchaser shall assume the prosecution of such proceedings or protests. In all other events Purchaser shall prosecute such proceedings or protests using counsel of Purchaser's choosing in connection with such proceedings or protests until a final determination has been rendered or other disposition has been reached by Purchaser in good faith and shall pay all legal, accounting and other expenses which may be incurred in connection with such real estate tax certiorari or other proceedings or protests. If such determination shall result in a refund or credit, then the net amount of such refund or credit (after paying therefrom pro rata all Purchaser's and Seller's costs including attorney's fees in connection with such proceedings or protest and any refunds or credits owed to tenants under the Leases and paying all amounts due to Tenants under Leases) shall be apportioned between Seller and Purchaser and any amount due to Seller shall be promptly paid to it by Purchaser. Seller shall have no right to prosecute any such proceeding or protest except for all fiscal years ending prior to the 2003/2004 fiscal year. Each party's obligations under this Section 11.5 shall survive the delivery of the Conveyancing Instruments at the Closing.

       11.6 If any tenant under a Lease shall be obligated to reimburse the landlord under such Lease for the cost of any such work, installation, furniture, fixture, equipment or capital improvement performed and paid for by Seller, and all or any portion of such amount is collected after the Closing, Purchaser shall pay such sums to Seller upon collection to the extent the same is owed to Seller under the terms of this Agreement. If Seller shall have collected from any tenant under a Lease prior to the Closing any amount to fund special installations in such tenant's space, then to the extent that such collected amounts relate to installations not yet completed by Seller or to expenses for such installations incurred by Seller and not paid by Seller but being assumed by Purchaser, Seller shall give Purchaser a credit against the Purchase Price at Closing for the amount reasonably estimated by the engineer referred to below for such completion plus any unpaid amount so being assumed.

       11.7 At the Closing, Seller shall, as appropriate, (i) at the option of Seller (x) deliver one or more official bank checks payable to the order of Purchaser in the amount of the security deposits under the Leases and the interest earned thereon or (y) credit Purchaser with the amounts thereof; provided, however, as to any security deposits which were required to be held by Seller in an interest-bearing account and which were not, Seller shall credit Purchaser at Closing with the amount the parties reasonably estimate would have been earned on such deposit as of the Closing Date, less the allowable administrative fee, from August 1, 1999, or such later date that a lease was entered into; and (ii) assign to Purchaser at the Closing all non-cash security deposits under the Leases and shall provide to Purchaser all instruments necessary to transfer such non-cash security deposits. To the extent any such letters of credit are non-transferable (despite Seller's and Purchaser's reasonable efforts to effect such transfer), Seller agrees to act as trustee for Purchaser and upon delivery of indemnities and assurances reasonably satisfactory to Seller, upon Purchaser's written request, Seller shall present such letters of credit to the issuer for payment, and execute any draw request or notice required in connection therewith. If any of such security deposits shall be in the form of certificates of deposit, letters of credit or other non-cash instruments, Purchaser and Seller shall each bear half of any transfer fees that may be levied in connection with any such assignment. The obligations of the parties under this Section shall survive the delivery of the Conveyancing Instruments at the Closing for a period of twelve (12) months, except that Seller's obligations relating to letters of credit that are non-transferable shall survive for twenty four (24) months.

       11.8 Seller shall pay any applicable New York City or New York State transfer tax required in connection with the conveyances referred to in Section
2.2 and Section 2.3. Seller hereby agrees to indemnify, defend and hold Purchaser harmless from all costs, losses, damages, claims, fines, interest and penalties which Purchaser may incur by reason of Seller's failure to pay transfer taxes. Purchaser shall pay the cost of recording the deeds and the assignments relating to the Property, the title insurance premiums (and all other charges and fees) charged by the title insurance company for conducting its searches and insuring Purchaser's title to the Property and costs for updating any existing surveyor obtaining a new one, and for recording any mortgage assumption documents. The obligations of the parties under this Section shall survive the delivery of the Conveyancing Instruments at the Closing for a period of 12 months.

       11.9 Each party hereto shall bear its own attorney's legal charges with respect to the transactions to be consummated pursuant hereto.

12.    RISK OF LOSS.
       -------------

       12.1 Notwithstanding anything in any statute to the contrary, if, prior to the Closing Date, all or any portion of the Real Property shall be damaged by fire or other casualty, or all or any portion of the Real Property taken by the exercise of the power eminent domain, the obligations of Seller and Purchaser hereunder to consummate this transaction shall not be affected; provided, however that (a) Seller shall assign all net insurance proceeds with respect to such damage or eminent domain award to Purchaser at the Closing and, in the event of a casualty, shall credit against the Purchase Price the deductible amount under any insurance policy applicable to such casualty; and (b) if (I) the reasonably estimated repair cost for such casualty or award for such taking exceeds 5% of the Purchase Price or (II) a casualty or condemnation triggers a right of a Tenant leasing more than 50,000 rentable square feet to terminate its Lease, then, in the case of either (I) or (II), Purchaser shall have the right to terminate this Agreement by notice to Seller within 20 days after Seller shall have notified Purchaser of such casualty or condemnation event. Seller shall not settle any such damage or award claim without the consent of Purchaser, not to be unreasonably withheld.

13.    ESCROW.
       -------

       13.1 (a) The Escrow Agent shall deposit the Escrow Fund in an interest-bearing account that it maintains with JP Morgan Chase Bank. The Escrow Agent shall be under no duty to maximize the rate of return on the Escrow Fund or to insure against any reduction in the value of the Escrow Fund. Any increase or decrease in the value of the Escrow Fund shall inure to the party to which the Escrow Fund is disbursed.

                  (b) If the Property is conveyed to Purchaser in accordance with the terms and provisions of this Agreement or if this Agreement shall be terminated for any reason other than the default of Seller or its inability or unwillingness to convey the Property to Purchaser in accordance with the terms and provisions of this Agreement, then the Escrow Fund, inclusive of the interest, but without credit for the interest against the Purchase Price, shall be disbursed to Seller. If the Property is not conveyed to Purchaser in accordance with the terms and provisions of this Agreement and this Agreement shall be terminated due to the default of Seller or its inability or unwillingness to convey Acceptable Title to the Real Property or if Purchaser terminates this Agreement pursuant to Section 12, then the Escrow Fund shall be disbursed to Purchaser. Notwithstanding any contrary provision herein, the Escrow Agent shall retain the Hold Back Amount received by it hereunder for refund to Seller (subject to any claim by Purchaser that Seller has failed in the payment and performance of its post-closing obligations hereunder) on the date which is six (6) months after the Closing Date, which date shall be TIME IS OF THE ESSENCE, subject in each case to the Hold Back delivery requirements described in Section 13.3 below.

                  (c) Prior to delivering (i) the Escrow Fund to Seller (except upon default of Purchaser or at or after the Closing); or (ii) the Escrow Fund to Purchaser, pursuant to Paragraph (b) above, the Escrow Agent shall deliver to Seller and Purchaser notice of the Escrow Agent's intention to deliver the Escrow Fund (the "Release Amount"). If, within five (5) Business Days after tendering such notice, the Escrow Agent shall not have received a notice from either party instructing the Escrow Agent not to deliver the Release Amount as specified in the Escrow Agent's notice, the Escrow Agent shall deliver the Release Amount to the party so specified. If, however, the Escrow Agent receives within such five (5) business Day period written instructions from either party that the Escrow Agent should not so deliver the Release Amount, the Escrow Agent shall continue to hold the Release Amount (subject to the Escrow Agent's right to commence an action by way of interpleader, in which case the Release Amount shall be delivered to the Clerk of the Supreme Court of the State of New York, New York County) until it receives a notice executed by Seller and Purchaser and delivery of a copy of any final judicial order or non-judicial decision to the Escrow Agent, whereupon the Escrow Agent shall disburse the Release Amount as provided in such joint instructions, order or decision. Seller and Purchaser hereby agree to submit themselves to the jurisdiction of the courts of the State of New York sitting in the County of New York and service upon them may be effected by the Escrow Agent in any way provided by statute.

                  (d) If this Agreement is terminated in accordance with the terms hereof or if the Closing does not take place under this Agreement by reason of the failure of Purchaser or Seller to comply with its obligations hereunder, then Escrow Agent shall pay the Escrow Fund as required by the terms of this Agreement; provided, however, that notwithstanding the foregoing, Escrow Agent shall not pay over the Escrow Fund to any party hereunder unless and until the following procedure is complied with: The party requesting disbursement of the Escrow Fund (the "Requesting Party") shall deliver notice to Escrow Agent and all other parties hereto. Within three (3) days after receipt of such notice of request, Escrow Agent shall deliver notice to all other parties hereto stating that the Requesting Party has requested such disbursement (and including a copy of the Requesting Party's notice). Within five (5) business days after receipt of Escrow Agent's notice, the non-requesting party shall either: (a) agree to permit such disbursement by Escrow Agent or (b) inform Escrow Agent in writing that the non-requesting party does not agree to permit such disbursement. If the non-requesting party acts under clause (a), then Escrow Agent shall make the disbursement as requested by the Requesting Party. If the non-requesting party acts under clause (b), then Escrow Agent shall not make any disbursement except as provided in Section 13.1(c) above. If the non-requesting party fails to respond during the foregoing five (5) business day period, same shall be deemed to be the response of the non-requesting party under clause (a) on the last day of such five (5) business day period.

       13.2 Any delivery of any portion of the Hold Back Amount shall be made strictly in accordance with Section 13.3 as if the Hold Back Amount were the Escrow Fund. Any party who wrongfully objects to such delivery shall indemnify the party entitled to such delivery for all actual and consequential damages arising from the delay or absence of such delivery, including attorneys' fees in establishing such entitlement and any other rights hereunder.

       13.3 In the event that on or before 180 days after Closing (the "Surviving Obligations Out Date"), with "TIME BEING OF THE ESSENCE AS TO SUCH DATE", Purchaser determines that it has a claim against Seller under Seller's surviving obligations, which claim(s) exceeds $250,000 in the aggregate for all such claims, then Purchaser shall deliver notice thereof to Seller and to Escrow Agent, which notice shall set forth the reason why Purchaser believes that it has a claim against Seller in excess of $250,000 and the amount requested to be disbursed by Escrow Agent from the Hold Back Amount with respect to Seller. Within five (5) business days after receipt of such notice, Escrow Agent shall deliver notice to Seller (with a copy to Purchaser) stating that Purchaser has made a claim on the Hold Back Amount (and including a copy of Purchaser's notice of claim). Within ten (10) business days after receipt of Escrow Agent's notice, Seller shall either (i) agree to permit such disbursement by Escrow Agent, or
(ii) inform Escrow Agent and Purchaser that Seller does not agree to permit such disbursement. If Seller acts under clause (i), then Escrow Agent shall make the disbursement as requested by Purchaser. If Seller acts under clause (ii), then Escrow Agent shall not make any disbursement except if pursuant to (a) subsequent joint written instructions of Seller and Purchaser or (b) pursuant to court order. If Seller fails to respond during the foregoing ten (10) day period, same shall be deemed to be the response of Seller under clause (i) on the last day of such ten (10) day period. In the event that no claim is made by Purchaser against Seller on or before the Surviving Obligations Out Date or if the amount of the claim(s) made by Purchaser on or before the Surviving Obligations Out Date is less than $250,000 in the aggregate, then and in either event, Escrow Agent shall automatically and without further notice, release the Hold Back Amount (or the remaining Hold Back Amount to the extent there has been a prior release of a portion of the Hold Back Amount) to Seller without the necessity of complying with the foregoing procedure which compliance is waived by Purchaser. In the event a claim is timely made by Purchaser for an amount greater than $250,000 but less than the Hold Back Amount, then Escrow Agent, on the first day after the Surviving Obligations Out Date, shall automatically and without further notice, release the Hold Back Amount in excess of the amount claimed by Purchaser, to Seller.

       13.4 (a) Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless for all expenses, including legal fees, and charges and other liabilities incurred by the Escrow Agent arising out of this Agreement, except to the extent that such expenses or liabilities result From the Escrow Agent's misconduct. The provisions of this paragraph (a) shall survive the delivery of the Conveyancing Instruments at the Closing or the termination of this Agreement.

                  (b) The Escrow Agent may resign upon ten (10) days' prior notice to each of Seller and Purchaser and (i) depositing the Escrow Fund with the Clerk of the County of New York, New York or (ii) transferring the Escrow Fund to a bank or other institution acceptable to Seller and Purchaser which shall have assumed in writing the obligations of the Escrow Agent pursuant to this Agreement. Upon the effective date of such resignation, the Escrow Agent shall have no further obligations arising hereunder.

                  (c) The Escrow Agent is hereby released from liability for any act performed by it or omitted to be performed in its performance of its duties hereunder other than gross negligence or willful misconduct. The Escrow Agent shall not be required to inquire into the authority of any person purporting to give a notice on behalf of Seller or Purchaser and may assume that all signatures are genuine. It is understood and agreed that the persons and firms referred to in Section 17 as counsel for each of Seller and Purchaser are authorized to give notices to the Escrow Agent pursuant to this Section 13.

                  (d) Seller and Purchaser acknowledge that the Escrow Agent is acting solely as a stakeholder hereunder and not the agent of either party in connection with its obligations hereunder. The escrow created hereunder and the obligations of the Escrow Agent as an escrow agent hereunder are for the benefit of the parties to this Agreement only, and no other person shall have any rights hereunder nor shall the Escrow Agent have any obligations or duties to any other person other than a party to this Agreement by reason or arising out of this
Section 13.

       13.5 The Escrow Agent is executing this Agreement solely for the purpose of agreeing to the terms and provisions of this Section 13.

       13.6 The Escrow Agent shall be a beneficiary of the terms and provisions of this Section13; and shall be obligated to comply with any court order.

14.    DEFAULT.
       ---------

       14.1 If Purchaser shall default in its material obligations under Sections 3.4, 3.5, 3.6, 5.2, 8.2 or 10.2, the parties agree that Seller shall sustain damages that shall be difficult or impossible to measure. The parties agree that Seller shall, as its sole remedy, retain the Escrow Fund as liquidated damages in the event that Purchaser so defaults hereunder, it being agreed that such amount represents a fair and reasonable estimation of the damages under the circumstances, and that such agreement is based upon the negotiations of the parties.

       14.2 If Seller shall be unable or unwilling to perform any of its material obligations hereunder or if any material representation made by Seller, subject to the provisions of Section 7, shall be proven to be untrue or incomplete in a material respect, Purchaser's sole remedy shall be to terminate this Agreement and be paid the proceeds in the Escrow Fund and the cost of Purchaser's examination of title at the rate imposed by Purchaser's title insurance company for performing such examination without issuing a title insurance policy or, to seek the remedy of specific performance so long as Purchaser commences and serves notice of the formal proceedings for such specific performance before the date which is thirty (30) days after the last scheduled Closing Date. Purchaser hereby waives and relinquishes any other right or remedy available to it at law or equity or otherwise, including, but not limited to, the right to obtain monetary damages. The parties agree that "Seller's inability to perform its material obligations hereunder" (as opposed to Seller's unwillingness or refusal to perform its material obligations or if such inability is caused by Seller's affirmative act in breach of its obligations under this Agreement) shall mean that, after utilizing commercially reasonable efforts without the necessity to terminate any Lease or commence any litigation, Seller's inability to obtain estoppel certificates or consents from any of the parties from whom estoppel certificates or consents are required by the terms of this Agreement, shall only entitle Purchaser to terminate this Agreement and not the right to seek specific performance. For the purpose of determining whether Purchaser has the right to terminate this Agreement "material obligations" hereunder shall be deemed to be those which would result in a reasonable estimation that Purchaser would be required to expend or incur damages greater than Five Hundred Thousand ($500,000) Dollars in the aggregate; to the extent it is reasonably estimated that the aggregate amount of such damages is less than $500,000, Purchaser shall be required to close hereunder without any diminution of the Purchase Price.

15.    NO ASSIGNMENT.
       --------------

       Neither this Agreement nor any of the rights or obligations of Purchaser under this Agreement may be assigned by Purchaser without the prior written consent of Seller except that the rights and duties of Purchaser hereunder maybe assigned at or prior to the Closing to an entity which is controlled by Reckson Associates, provided that the Closing is not delayed, all representations herein regarding Purchaser shall then be true as applied to such entity, the assignee assumes all of Purchaser's obligations hereunder, a copy of the instrument of assignment and assumption is delivered to Seller at the Closing, and such assignment is consented to by the Existing Lenders. The transfer, directly or indirectly, of the record or beneficial ownership of a majority of the equity interests of Purchaser, whether in a single transaction or a series of related or unrelated transactions shall constitute an assignment of this Agreement.

16.    BROKERS.
       --------

       Seller and Purchaser hereby each mutually represent and warrant to the other that Eastdil Realty Company, L.L.C. ("Eastdil") is the sole broker instrumental in negotiating or effecting this Agreement. Seller agrees to pay Eastdil any commission it may have earned pursuant to a separate agreement between Seller and Eastdil. Subject to the foregoing sentence, each party shall indemnify the other party against any claim, cost or liability (including reasonable attorney's fees) that such other party may incur by reason of any claim for a commission or similar compensation in connection with this Agreement or the Property by any other broker claiming by or through the indemnifying party. The provisions of this Section 16 shall not constitute a third-party beneficiary contract. The provisions of this Section 16 shall survive the delivery of the Conveyancing Instruments on the Closing Date or any termination of this Agreement.

17.    NOTICES.
       --------

       (a) All notices and other communications required to be given under this Agreement shall be in writing, signed by the party serving the notice or other communication, and sent by reputable courier service (such as Federal Express, DHL, United Parcel Service), to the address of the party to whom given as set forth below or to such other address as either party may designate by notice hereunder; provided, that a duplicate copy of any such notice or other communication shall be sent simultaneously by telecopier transmission to the party to whom given at its telecopier number below or to such other number as it may designate by notice hereunder. A notice shall be effective upon the earlier of (a) the first Business Day on which at 5 p.m. such delivery by such courier service shall have been previously made and (b) the first Business Day on which at 5 p.m. such telecopier shall have been previously confirmed by electronic answer back. Addresses and telecopier numbers to which notices shall be sent are as follows:

                  To Seller:

                  1185 Sixth LLC
                  c/o The Chetrit Group LLC
                  601 West 26th Street - Suite 3 West
                  New York, New York 10001
                  Attention:  Jacob Chetrit
                  Telecopier Number: (646) 230-9369

                  with a copy to counsel:

                  Gerstein Strauss & Rinaldi LLP
                  57 West 38th Street - 9th Floor
                  New York, New York 10018
                  Attention: Victor Gerstein, Esq.
                  Telecopier Number: (212) 575-2387
                  and to:

                  Holm & Drath LLP
                  950 Third Avenue
                  New York, New York  10022
                  Attention:  Steven I. Holm, Esq.
                  Telecopier Number: (212) 759-9390

                  To Purchaser:

                  c/o Reckson Associates
                  225 Broadhollow Road
                  Melville, New York 11747
                  Attention: Jason Barnett, Esq., General Counsel
                  Telecopier Number: (631) 694-6784

                  with a copy to counsel:

                  Fried Frank Harris Shriver & Jacobson
                  One New York Plaza
                  New York, New York 10004
                  Attention: Joshua Mermelstein, Esq.
                  Telecopier Number: (212) 859-4000

                  To the Escrow Agent:

                  Commonwealth Land Title Insurance Company
                  655 Third Avenue, 11th Floor
                  New York, New York 10017
                  Attention: Doug Forsyth and Mel Mitzner
                  Telecopier Number: (212) 856-9308

18.    EXCHANGE PROVISIONS.
       --------------------

       18.1 Purchaser and Seller shall each have the right to include its conveyance of the Property as part of a tax deferred exchange pursuant to '1031 of the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder, at no cost to the other party (the "Non-Electing Party"). In connection with such tax deferred exchange, such party exercising its right under this Section 18.1 (the "Electing Party") shall have the right to assign all or part of the right, title and interest of such Electing Party in and to this Agreement to a "qualified intermediary" (as defined in Reg. ss.1.1031(k)-l(g)(4)(iii)), but such assignment shall not relieve the Electing Party of its obligations hereunder.

                  (a) The Non-Electing Party shall cooperate with the Electing Party in connection with effecting such tax-deferred exchange and shall execute such documents as the Electing Party, the Electing Party's counsel, the qualified intermediary and such qualified intermediary's counsel (or any of them) shall deem reasonably necessary or desirable to consummate such exchange transaction; provided, that such documents shall not impose upon the Non-Electing Party any obligation beyond those arising under this Agreement other than de minimis or ministerial obligations, and the Non-Electing Party shall be reimbursed by the Electing Party for any costs and expenses which the Non-Electing Party would not otherwise have incurred but for its participation in such exchange program by reason of this paragraph. The Electing Party shall indemnify and hold the Non-Electing Party harmless from and against all losses, damages, costs, expenses and liabilities (including, without limitation, reasonable attorneys' fees) solely to the extent incurred by the Non-Electing Party by reason of its performance of its obligations under this Section 18. This indemnity shall survive the Closing for 18 months, and during such period the Non-Electing Party may have recourse to the Electing Party and its assets and the proceeds of sale hereunder for any obligation of the Electing Party under this Section 18 indemnity.

                  (b) None of the Electing Party's obligations under this Agreement shall be conditioned upon the completion of such exchange program and the acquisition of the replacement property.

19.    MISCELLANEOUS.
       --------------

       19.1 Confidentiality. Each of Purchaser and Seller hereby agrees, for the benefit of each other that, during the Contract Period, they will not release or cause or permit to be released any press notices, publicity (oral or written) or advertising promotion or otherwise publicly announce or publicly disclose or cause or permit to be publicly announced or publicly disclosed, in any manner whatsoever, the terms, conditions or substance of the transactions contemplated herein without first obtaining the express written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, it is understood that the foregoing shall not preclude Seller or Purchaser from discussing the substance of the transaction with their respective officers, directors, members, lenders, attorneys, accountants, professional consultants or potential lenders or potential financial partners or investors or with the rating agencies or to make any disclosure to the extent they (or their affiliates) are required so to do by applicable laws (including applicable securities laws and the rules of the New York Stock Exchange) or to comply with any subpoena or legal process.

       19.2 Captions and Headings. Section captions and headings are inserted only as a matter of convenience and for reference and they shall not be construed to define, limit or describe the scope of this Agreement nor the intent of any provision hereof.

       19.3 Parties Bound. The covenants, conditions and agreements contained in this Agreement bind and inure to the benefit of Seller and Purchaser and their respective legal representatives, successors, and, except as otherwise provided in this Agreement, their assigns.

       19.4 No Recording. Neither this Agreement nor any memorandum or short form hereof may be recorded, nor may any lis pendens or similar filing be made against the Property or Seller by Purchaser, except that Purchaser may file a lis pendens solely in connection with an action for specific performance which is brought in accord with the terms of Section 14.2; provided, that any lis pendens or similar filing made by Purchaser in breach of the terms hereof shall subject Purchaser to all damages incurred by Seller in connection with such filing, and the Escrow Fund shall be held by the Escrow Agent (it being understood that it is one of the conditions of Purchaser's right to elect an action for specific performance under Section 14.2 that Purchaser shall be required to leave the Escrow Fund with the Escrow Agent pending resolution of such action) for application to any such judicially determined damages and, after such application, for refund to Purchaser.

       19.5 Entire Agreement. This Agreement contains the entire agreement between the parties and all prior negotiations and agreements are merged into this Agreement.

       19.6 No Oral Modifications. This Agreement may not be changed, modified, terminated or discharged, in whole or in part, except by a writing, executed by the party against whom enforcement of the change, modification, termination or discharge is to be sought.

       19. 7 Partial Invalidity. If any term, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Agreement or the application of such term, covenant, condition or provision to any other person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each term, covenant, condition and provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

       19.8 Submission of Agreement. It is understood and agreed that this Agreement is being submitted to Purchaser on the understanding that it shall not be considered an offer and shall not bind Seller in any way until (i) Purchaser has duly executed and delivered duplicate originals to Seller together with the Contract Deposit to the Escrow Agent and (ii) Seller and the Escrow Agent have executed and delivered one of said originals to Purchaser.

       19.9 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York without regard to the application of conflicts of laws doctrines.

       19.10 Counterparts. This Agreement may be executed in any number of counterparts each of which when executed and delivered shall constitute an original, and all such counterparts, when taken together shall be deemed to be but one and the same Agreement.

       19.11 Facsimile Counterparts. The exchange of counterparts of this Agreement among the parties by means of facsimile transmissions that shall contain authentic reproductions shall constitute a valid exchange of this Agreement and shall be binding upon the parties hereto.

       19.12 Seller Members. No obligation or liability hereunder shall in any event be enforceable against the assets of any direct or indirect member or equity participant of Seller. Purchaser's sole remedy prior to Closing shall, subject to the provisions of this Agreement, be to either terminate the Agreement and receive a refund of the Escrow Fund or commence an action for specific performance.

       19.13 Disputes. In any disputes proceedings between the parties, the non-prevailing party shall bear all costs (including reasonable attorney's fees) of all parties in connection with such proceeding.




                    [REST OF THE PAGE LEFT BLANK INTENTIONALLY]

       IN WITNESS WHEREOF, Seller and Purchaser have respectively executed this Agreement as of the day and year first above written.

                           1185 SIXTH LLC

                           By:   1185 SIXTH MEZZANINE BORROWER LLC,
                                 Member

                           By:   1185 SIXTH MEZZANINE BORROWER 2 LLC

                                 By:  1185 MANAGER LLC

                                      By:   _____________________________
                                            Mark Karasick, Member

                                                     - and -

                                      By:   CF 1185 Manager LLC, Member

                                      By:   __________________________
                                            Jacob Chetrit, Member

                           RECKSON 1185 AVENUE OF THE AMERICAS LLC

                           By:  __________________________________
                                Name:   Scott Rechler
                                Title:  President



ESCROW AGENT:
-------------

COMMONWEALTH LAND TITLE INSURANCE COMPANY

By: ________________________________